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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20459

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No. 1)

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement
REVCARE, INC.
(Name of Registrant as Specified in its Charter)

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	(4)	Proposed maximum aggregate value of transaction:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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REVCARE, INC.
5400 ORANGE AVENUE, SUITE 200
CYPRESS, CA 90630
(714) 995-0627

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [                        ], 2005

Cypress, California
[            ], 2005

        A Special Meeting of Stockholders (the "Special Meeting") of RevCare, Inc., a Nevada corporation ("RevCare" or the "Company"), will be held at the Company's headquarters located at 5400 Orange Avenue, Suite 200, Cypress, CA 90630, on [                        ], 2005, at 8:00 A.M. (local time) for the following purpose:

        To approve resolutions by our Board of Directors (the "Board") proposing an amendment (the "Amendment") to our Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation") to effect a reverse stock split of our Common Stock of 15,000,000 shares to one (1) share (the "Reverse Stock Split"). No fractional shares resulting from the Reverse Stock Split will be issued and each holder of a share of our common stock will receive $0.01 per share in lieu of any fractional shares that would otherwise result from the Reverse Stock Split. Fractional shares will not be aggregated for purposes of the cash-out payments to holders of fractional shares

        The Amendment will also reduce the authorized number of our shares of capital stock from 55,000,000 to 505,000, consisting of 5,000 shares of Common Stock and 500,000 shares of Preferred Stock.

        The Board of Directors has fixed the close of business on [            ], 2005 (the "Record Date"), as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

        Shares of Common Stock can be voted at the meeting only if the holder is present at the meeting in person or by valid proxy. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        All stockholders are cordially invited to attend the meeting. Directions to the meeting are attached to this Notice.

                      By Order of the Board of Directors,

                      Manuel Occiano
                      Chief Executive Officer
                      RevCare, Inc.

Directions To

RevCare, Inc.
Corporate Headquarters
Suite 200
5400 Orange Avenue
Cypress, CA 90630

        Heading North on Interstate 405 toward Long Beach from John Wayne Airport:

  •
  Exit at California Route No. 22-East Valley View Street

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  Go 0.1 of a mile and turn left at Garden Grove Boulevard

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  Go 3.7 miles, and turn right onto Valley View Street

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  Go 0.5 miles, and turn left onto Orange Avenue

  •
  Stay on Orange Avenue to 5400 Orange.

REVCARE, INC.
5400 ORANGE AVENUE, SUITE 200
CYPRESS, CA 90630
(714) 995-0627

Information Statement to Stockholders

        This Information Statement is being furnished to you, as a holder of common stock, par value $0.001 per share ("Common Stock"), of RevCare, Inc., a Nevada corporation ("RevCare" or the "Company"), on [                        ], 2005 or as a holder of our Series A Preferred Stock par value $0.001 per share (the "Preferred Stock"). References to "we," "us," "our" or similar words refer to RevCare and its subsidiaries. The Board of Directors has fixed the close of business on [            ], 2005 (the "Record Date"), as the record date for determining the stockholders entitled to notice of and to vote at a Special Meeting and any adjournment or postponement thereof.

        Each share of our Common Stock is entitled to one vote per share. Each share of our Preferred Stock is entitled to 1.333 votes per share, based upon a conversion price of $1.50 per share as provided in Section V(e) of our Certificate of Designations for our Preferred Stock. The shares of our Common Stock and the shares of our Preferred Stock will vote on the proposal at the Special Meeting as a single class. We had, as of the Record Date, 21,526,909 shares of Common Stock and 345,000 shares of Preferred Stock outstanding, meaning that there will be 21,986,794 votes eligible to be cast at the Special Meeting. The proposal involves an amendment to our Articles of Incorporation, meaning that it requires a majority of the votes eligible to be cast, or 10,993,450 affirmative votes, to be adopted.

        FBR Financial Services Partners, L.P., a Delaware limited partnership ("FSP"), which holds 15,000,000 shares, or a majority of our Common Stock as of the Record Date and a majority of the votes eligible to be cast at the Special Meeting has advised us that it presently intends to vote in favor of the proposal set forth above. It is anticipated, therefore, that the proposal will be approved, although FSP may determine at the meeting that it will not vote in favor of the proposal. An abstention or "no" vote by FSP at the Special Meeting would mean that the proposal would be defeated. Neither FSP nor any of its affiliated entities have provided any financial advice to RevCare with respect to the proposal or any other transaction.

        You are entitled to vote at the Special Meeting if you owned shares of Common Stock or shares of Preferred Stock as of the close of business on the Record Date. As noted, you will be entitled to cast one vote for each share of Common Stock, and 1.333 votes for each share of Preferred Stock, that you owned as of that time.

        Shares of Common Stock and Preferred Stock can be voted at the meeting only if the holder is present at the meeting in person or is represented by valid proxy. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        It will not be necessary for a holder of our Common Stock to attend the meeting, either in person or by proxy, in order to exercise dissenters rights under Nevada law. If you desire to exercise your dissenters rights, however, you must send us a written notice of your intent to do so and we must receive it prior to the vote at the meeting. A form of such a notice is attached to this Information Statement as Annex C. If you vote in favor of the Reverse Stock Split you will forgo your dissenters' rights.

        This Information Statement is dated [                        ], 2005 and is first being mailed to our stockholders on or about [                        ], 2005.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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TRADING MARKET AND PRICE OF OUR COMMON STOCK AND DIVIDEND POLICY	33
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	33
AVAILABLE INFORMATION	34
ANNEX A FORM OF CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT	A-1
ANNEX B OPINION OF KAULKIN GINSBERG COMPANY	B-1
ANNEX C INTENT TO EXERCISE APPRAISAL RIGHTS	C-1
ANNEX D REVCARE INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS	D-1
ANNEX E REVCARE INC. AND SUBSIDIARIES INTERIM UNAUDITED FINANCIAL STATEMENTS	E-1
ANNEX F SELECTED NEVADA STATUTES	F-1

ii

SUMMARY OF THIS INFORMATION STATEMENT

        The following is a summary of the material terms of the proposed Amended Articles of Incorporation, the Reverse Stock Split and the other transactions contemplated in connection with the Reverse Stock Split as described in this Information Statement.

        This Information Statement contains a more detailed description of the terms of the proposed Amended Articles of Incorporation and the Reverse Stock Split. We encourage you to read carefully the entire Information Statement and each of the documents that we have attached as an Annex.

  The Reverse Stock Split and Proposed Amendment

  •
  The Board has authorized a 1-for-15,000,000 Reverse Stock Split of our Common Stock. When the Reverse Stock Split becomes effective, if you hold fewer than 15,000,000 shares of Common Stock, you will receive a cash payment of $0.01 per pre-split share of Common Stock held by you.

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  Shares of our Preferred Stock will remain outstanding after the Reverse Stock Split. However, the Conversion Price per share of Preferred Stock will increase from $1.50 per share to $32,857.14 per share to convert all of the preferred stock as provided under Section V(d)(iv) of our Certificate of Designations for our Preferred Stock. Our Preferred Stock will continue to have approximately 2.1% of the outstanding equity interests of the Company on an as converted basis immediately after the Reverse Stock Split. However, following the Reverse Stock Split as described below under the heading "Our Plans After The Reverse Stock Split", holders of our Preferred Stock will be diluted by an investment by an unaffiliated third party in new shares of our Common Stock, and by the exchange by FSP of debt owed by the Company to FSP for additional Common shares. The Liquidation Preference for each share of Preferred Stock will remain at $2.00 per share, meaning that in the event of any liquidation, dissolution or winding up of the Company, the Preferred Stock would be entitled to receive a distribution of $2.00 per share prior to any distribution to our Common Stock, assuming sufficient proceeds are available after payment in full of the Company's obligations to creditors. The Company will also retain its option to redeem the Preferred Stock at $2.50 per share. See also the information under the caption "Description of the Reverse Stock Split—Exchange of Certificates for Cash Payment or Shares" in this Information Statement.

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  The proposed Amended Articles of Incorporation will reduce our number of authorized shares of capital stock from 55,000,000 to 505,000 consisting of 5,000 shares of Common Stock and 500,000 shares of Preferred Stock.

  Reasons For The Reverse Stock Split

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  When the Reverse Stock Split becomes effective, we will be eligible to cease filing periodic reports with the Securities and Exchange Commission (the "Commission") and we intend to cease public registration of our Common Stock. We project annual savings from deregistration of our Common Stock to be $483,000 plus a one-time savings of $300,000 by not having to comply with the internal control of financial reporting requirements for public companies. See also the information under the captions "Special Factors—Reasons for and Purposes of the Reverse Stock Split" and "Recommendation of the Board; Fairness of Reverse Stock Split" in this Information Statement.

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  The Board has determined that the Reverse Stock Split is fair to and in the best interest of all of our stockholders, including those stockholders owning shares of Common Stock being cashed out pursuant to the Reverse Stock Split. The Board further concluded that the advantages of the Reverse Stock Split to the stockholders outweighed the disadvantages, and that it was substantively and procedurally fair to them, and, therefore, that the transaction was in all of our stockholders' best interests. See also the information under the caption "Recommendation of the Board; Fairness of the Reverse Stock Split" in this Information Statement.

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  In light of our current size, opportunities, and resources, the Board does not believe that the costs of remaining a public company are justified. The Board believes that it is in our best interest and the best interest of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public company by engaging in the Reverse Stock Split and taking the Company private.

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  The members of the Board and the executive officers intend to vote all shares which they directly or indirectly control in favor of the Reverse Stock Split. We had approximately 1,482 stockholders of record holding an aggregate of 21,526,909 shares of Common Stock and 345,000 shares of Preferred Stock outstanding as of the Record Date. Of those shares, approximately 69.8%, or 15,000,000 shares were controlled by FSP. Each holder of Common stock is entitled to one vote per share and each holder of Preferred Stock is entitled to 1.333 votes per share. The proposed action to implement the Reverse Stock Split requires the affirmative vote of a majority of the eligible votes to be cast, or 10,993,393 votes. FSP, which holds 15,000,000 Shares of our Common Stock, representing a majority of the eligible votes to be cast, has informed us that it presently intends to vote to approve the Amended Articles of Incorporation at the Special Meeting. See also the information under the caption "Description of the Reverse Stock Split—Vote Required" in this Information Statement.

  Interests of Our Affiliates

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  FSP, our majority stockholder, will become our sole common stockholder upon completion of the Reverse Stock Split, and thus has an interest in the Reverse Stock Split which differs from all of our unaffiliated stockholders.
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  Two of our three directors, George L. McCabe, Jr. and Edward M. Wheeler, serve as the managing directors of FSP, and as such are deemed to have an interest in the Reverse Stock Split which differs from all of our unaffiliated stockholders.

  Substantive Fairness Of The Reverse Stock Split And Fairness From A Financial Point Of View

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  Our Board retained the services of Kaulkin Ginsberg Company ("Kaulkin Ginsberg") to advise the Board as to the fair value of our pre-split shares and to render an opinion as to the fairness of the Reverse Stock Split, from a financial point of view, to our unaffiliated common stockholders who will receive a cash payment in lieu of fractional shares following the Reverse Stock Split.

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  In its evaluation as to the fair value of our pre-split shares, Kaulkin Ginsburg concluded that the enterprise value of the Company was less than its long term debt, meaning that upon any sale or liquidation of the Company there would be no value remaining for distribution to holders of our Common Stock or Preferred Stock.

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  The full text of the written opinion of Kaulkin Ginsberg, which sets forth assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of the review undertaken in connection with the opinion, is attached to this Information Statement as Annex B. This description of Kaulkin Ginsberg's opinion is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to, and should, read the opinion carefully and in its entirety. For a more detailed description of Kaulkin Ginsberg's opinion, see the information under the caption "Fairness of the Reverse/Forward Stock Split to Stockholders—Opinion of Kaulkin Ginsberg" in this Information Statement.

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  Our Board has determined that the Company is unlikely to continue as a going concern without attracting additional capital. FSP and Messrs. McCabe and Wheeler concur in this view, and

  FSP is unwilling to continue funding the Company's working capital for an indefinite period. If the Company ceased operations or was sold to a third party, it is the belief of the Board, FSP and Messrs. McCabe and Wheeler that there would be no proceeds available for distribution to Common Stockholders after payment of obligations to creditors, including FSP. Accordingly, the Board, FSP and Messrs. McCabe and Wheeler believe the payment of $0.01 per share to the holders of our Common Stock is both substantively fair to our unaffiliated stockholders and is fair to those holders from a financial point of view.

  Our Plans After The Reverse Stock Split

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  On April 1, 2005, we entered into a non-binding letter of intent ("the LOI") with Lighthouse Partners Solutions, Inc. ("Lighthouse"), a Manila corporation unaffiliated with the Company by which Lighthouse or an affiliate of Lighthouse known as Equicare Capital Partners, LLC would invest $4,500,000 in equity capital in RevCare after the Reverse Stock Split has occurred. We are indebted to an affiliate of Lighthouse under a note of $250,000 made on February 9, 2004 which carries interest at the prime rate plus 4%. Robert Tam, a principal of Lighthouse, and other principals of Lighthouse are invested in a company which provides us with call center and other outsourcing services.

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  The Lighthouse non-binding offer is conditioned upon the Company completing the Reverse Stock Split and completing the going-private transaction, and upon the exchange by FSP of $1,972,571 in debt owed by the Company to FSP for new shares of Common Stock. As of March 31, 2005 we owed FSP $3,520,235 in principal and accumulated interest for past funding of our working capital needs and as payment for a guarantee of our indebtedness that FSP had provided to our senior secured lender. On April 8, 2005, FSP loaned us an additional $400,000 to fund in part the anticipated costs and expenses of the proposed Reverse Stock Split.

  •
  Although there can be no assurances that Lighthouse will contractually commit to make its investment in us following the Reverse Stock Split, FSP has advised us that it intends to vote in favor of the Reverse Stock Split in part due to its belief that the Company cannot attract the necessary working capital to fund our operations, or to pay down debt, unless the Company goes private. FSP has advised us that it presently intends to vote in favor of the Reverse Stock Split depending upon whether Lighthouse continues to express its intent to make an investment in us following the Reverse Stock Split. See also the information under the captions "Special Factors—Effects of the Reverse Stock Split, "Special Factors-Financial Effect of the Reverse Stock Split," and "Conduct of the Company's Business After the Reverse Stock Split" in this Information Statement.

  Tax Effects of the Reverse Stock Split

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  For those holders of Common Stock who receive a cash payment in the Reverse Stock Split and cease to hold, either directly, or indirectly giving effect to applicable attribution rules, shares of post-split Common Stock, you will recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in your shares of Common Stock. Following the Reverse Stock Split, we anticipate that FSP will be the sole stockholder of record holding all of the outstanding shares of our Common Stock, and will not recognize any gain or loss for federal income tax purposes. We further anticipate that the holders of our Preferred Stock will not recognize any gain or loss for federal income tax purposes stemming from the Reverse Stock Split. See also the information under the caption "Special Factors—Federal Income Tax Consequences of the Reverse Stock Split" in this

    Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse Stock Split in light of your own particular circumstances.

  Appraisal Rights of Dissenting Stockholders

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  Any stockholder that would receive cash in connection with the Reverse Stock Split, in lieu of a fractional share of Common Stock to which that stockholder would otherwise be entitled, has the right under the Nevada Revised Statutes to obtain payment of the fair value of such fractional share. Any stockholder that wishes to exercise its appraisal rights in connection with the Reverse Stock Split must deliver to us written notice of such stockholder's intent to do so not later than 8:00 a.m. Pacific Daylight Time, on [            ], 2005, using the form (or a similar notice) provided herewith as Attachment C. You do not need to attend or vote at the Special Meeting against the Reverse Stock Split to exercise your dissenters rights, but you may not vote in favor of the Reverse Stock Split if you wish to pursue those rights after the Special Meeting. Failure to deliver us written notice of your intent to exercise your appraisal rights prior to the Special Meeting, would be deemed a waiver of your appraisal rights. If any dissenting stockholder and we cannot agree the fair value of such fractional share, the fair value will be determined in a proceeding before a district court in the State of Nevada. See "Description of the Reverse Stock Split: Appraisal Rights."

  Completion of the Reverse Stock Split

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  We have the financial resources to complete the Reverse Stock Split arising from an advance made to us by FSP in the amount of $400,000 on April 8, 2005, and from cash on hand. See also the information under the caption "Financing of the Reverse Stock Split" in this Information Statement.

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  Upon consummation of the Reverse Split, each registered stockholder on the Effective Date will receive one share of Common Stock for each 15,000,000 shares of Common Stock held in his or her account immediately prior to the effective time of the Reverse Stock Split. No fractional shares will be issued. In lieu of issuing fractional shares to holders who would otherwise be entitled to receive a fractional share of our Common Stock as a result of the Reverse Stock Split, we will pay cash consideration at the rate of $0.01 for each share of Common Stock that was outstanding before the Effective Date but was not part of a conversion into a full share of post-split Common Stock. Immediately following the Reverse Stock Split, we anticipate that FSP will be the sole stockholder of record holding all of the outstanding shares of our Common Stock.

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  We intend for the Reverse Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees to determine what procedures will be used.

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  Upon completion of the Reverse Stock Split, which will be accomplished by our filing of the Amendment with the Secretary of State of Nevada immediately following the Special Meeting, we will send all stockholders with stock certificates a letter of transmittal to be used to transmit Common Stock certificates to the Exchange Agent. Upon receipt by the Exchange Agent of your properly completed letter of transmittal and stock certificate, the Exchange Agent will cause a check to be issued and mailed to you in the amount of $0.01 for each share of Common Stock you previously held. IF YOU DO NOT INTEND TO VOTE AGAINST THE PROPOSED AMENDMENT AND REVERSE STOCK SPLIT AND EXERCISE YOUR APPRAISAL RIGHTS, YOU NEED DO NOTHING UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

FORWARD-LOOKING STATEMENTS

        This Information Statement contains forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," "forecast" and similar expressions identify forward-looking statements, which speak only as of the date of this Information Statement. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those made in, contemplated by, or underlying the forward-looking statements. For these reasons, you should not place undo reliance on any forward-looking statements included in this Information Statement.

SPECIAL FACTORS

Reasons for and Purposes of the Reverse Stock Split

        The primary purpose of the Reverse Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300 so that we can terminate the registration of our Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Reverse Stock Split is expected to result in the elimination of the expenses related to our disclosure and reporting requirements under the Exchange Act and to decrease the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of our shares.

        The other purpose of the Reverse Stock Split is to prepare the Company for an investment that is conditioned upon the de-registration of the Company under Section 12(g) of the Exchange Act. In the LOI, Lighthouse has indicated an interest in investing $4,500,000 of new capital in the Company in exchange for 70% of the newly issued and outstanding Common Stock on a post-Reverse Stock Split basis. Lighthouse is likely to make this investment through an entity controlled by it, Equicare Capital, LLC, a Delaware limited liability company. We are indebted to an affiliate of Lighthouse under a note of $250,000 made on February 9, 2004, with a payoff balance of $272,173 as of March 31, 2005. Robert Tam, a principal of Lighthouse, and other principals of Lighthouse are also principals in an entity that provides outsourcing and call center services to the Company. The Company has no relationship with Equicare Capital. Before it will engage in an investment in us, Lighthouse has required that the Company complete a going-private transaction, so that Lighthouse can purchase an equity interest directly from the Company rather than completing a public tender offer, the results of which would be unpredictable because of its voluntary nature, and that would present an undue risk that it would not be completed because many holders of small numbers of shares may not make the effort to tender their shares. Further, since it believes that the costs of the Company's continued registration under the Exchange Act are substantial and outweigh the benefits of such registration to the Company, Lighthouse has required that the Company engage in a transaction that allows it to terminate the registration of its Common Stock under Section 12(g) of the Exchange Act prior to Lighthouse's proposed purchase of new shares of Common Stock.

        FSP has indicated to the Company that it is unwilling to continue to fund our working capital needs on an indefinite basis, and that the Company needs to attract new equity capital. The Board believes that the proposed investment by Lighthouse is likely to be the only opportunity for the Company to continue operations, and thus is recommending the Reverse Stock Split at this time. The Board also believes that by going private now, we will save costs and reduce our working capital requirements, and that those savings will outweigh any benefits of remaining a public company.

        The Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the cost. We have been unable to provide increased value to our stockholders as a public company, and particularly as a result of the increased cost and tangible and intangible burdens associated with being a public company following the passage of the Sarbanes-Oxley

Act of 2002 (the "Sarbanes-Oxley Act"), we do not believe that continuing our public company status is in the best interest of the Company or our stockholders.

        The Board believes that the significant tangible and intangible burdens of our being a public company are not justified because we have not been able to realize many of the benefits available to some publicly traded companies. The Board does not believe that we are in a position to use our status as a public company to raise capital through sales of securities in a public offering, or otherwise to access the public markets to raise equity capital. In addition, our Common Stock's small public float and limited trading volume have limited our ability to use our Common Stock as acquisition currency or to attract and retain employees.

        Our Common Stock's limited public float and thin trading volume have also impaired our stockholders' ability to sell their shares, which has prevented them from realizing the full benefits of holding publicly traded stock. Our directors and executive officers historically have beneficially owned a substantial percentage of our outstanding stock. As of the Record Date, our directors and executive officers beneficially owned a total of 15,758,308 shares of our Common Stock, or 70.9% of the outstanding shares. See "Security Ownership of Certain Beneficial Owners and Management." Our directors and executive officers generally have not sold their shares, which has further limited our public float and trading volume. During the 12 months prior to the public announcement of the Reverse Stock Split, our stock traded infrequently, with actual trades reported by Bloomberg occurring on only four days, and with an average daily trading volume on those four days of approximately 113 shares. Neither Bloomberg nor Yahoo Finance have reported any trades in our Common Stock since December 23, 2004. Because the stock has been very thinly traded, entering into a large purchase or sale, to the extent possible, would risk a significant impact on the market price of our stock. The Board believes that it is unlikely that our market capitalization and trading liquidity will increase significantly in the foreseeable future.

        Our status as a public company has not only failed to benefit our stockholders materially, but also, in the Board's view, places an unnecessary financial burden on us. That burden has only risen in recent years, since the enactment of the Sarbanes-Oxley Act. As a public company, we incur direct costs associated with compliance with the Commission's filing and reporting requirements imposed on public companies. To comply with the public company requirements, we incur approximately $483,000 annually before taxes in related expenses as set forth below. By going private we also will not be required to be in compliance with Section 404 of the Sarbanes-Oxley Act, by the end of this fiscal year, which we estimate would otherwise cost an additional $300,000 over the next twelve to eighteen months based on the publicly available data as to the costs of initial compliance by public companies similarly situated to RevCare in terms of revenues and number of staff.

Estimated Future Annual Savings to be Realized if the Company Goes Private

Audit Fees	$70,000
Internal Control Testing	100,000
Stockholder Communications	36,000
Legal Fees	10,000
Director and Officer Insurance	13,000
OTC Fees and Transfer Agent Fees	4,000
Investor Relations and Accounting Personnel	250,000

Total	$483,000

        The amount of savings set forth above are only estimates. The actual savings that we may realize may be higher or lower than the estimates set forth above. In light of our current size, opportunities, and resources, the Board does not believe that the costs of remaining a public company are justified.

Therefore, the Board believes that it is in our best interest and the best interest of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public company.

        The substantial costs and burdens imposed on us as a result of being public are likely to increase significantly as a result of the passage of the Sarbanes-Oxley Act and the implementation of the regulatory reforms adopted by the Commission. The amount of time expended by Company management on the preparation and review of our public filings will likely continue to increase as our Chief Executive Officer and Acting Chief Financial Officer take actions necessary to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. We also anticipate that the costs and expenses to comply with Section 404 of the Sarbanes-Oxley Act relating to internal control over financial reporting by the end of the next fiscal year will be $300,000. Since we have relatively few executive personnel, the relative costs and impact on resources of these and other requirements are substantial. Additionally, the passage of the Sarbanes-Oxley Act may make it difficult for us to attract and retain independent directors without increasing director compensation and obtaining additional directors and officers' liability insurance.

        See also information under the caption "Special Factors—Strategic Alternatives Considered" in this Information Statement for an additional description of the reasons why our Board approved the Reverse Stock Split instead of another alternative transaction structure.

        The Reverse Stock Split is expected to relieve us of the administrative burden, cost and other disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws and the listing requirements of the OTC Bulletin Board by deregistering and delisting our Common Stock. Additionally, the Reverse Stock Split will provide small stockholders a beneficial mechanism to liquidate their equity interest at a fair price for their shares without having to pay brokerage commissions, particularly in light of the limited liquidity available to holders of our Common Stock in the open market.

        We presently have approximately 1,436 holders of our Common Stock, including registered holders and holders in street name, of which approximately 1,400 stockholders each own fewer than 1,000 shares. In the aggregate, the shares held by these small holders comprise less than 10% of our outstanding shares of Common Stock. The administrative burden and cost to us of maintaining records in respect of these numerous small accounts and the associated cost of preparing, printing and mailing information to them is, in the Board's view, excessive given our limited size and the nature of our operations. These expenditures result in no material benefit to us. The Reverse Stock Split will enable us to eliminate much of these costs.

Ratio For the Reverse Stock Split and Adjustment to the Conversion Price of Our Preferred Stock

        The Board set the ratio for the Reverse Stock Split at 15,000,000 to one, as FSP is by far our single largest stockholder. We believe we have only four other holders of our Common Stock who hold in excess of one percent of our Common shares. Lighthouse indicated that it was willing to have FSP remain a minority holder of no more than 30% of our Common Stock once we go private—without Board representation—only if FSP would agree to a reduction in the debt owed to FSP of $1,972,571. The holders of our Preferred Stock will be entitled to retain their shares of Preferred Stock and to convert such shares into approximately .021 shares of Common Stock at their option following the Reverse Stock Split. However, the Preferred holders will incur dilution of their equity interests in the Company if and when Lighthouse acquires new shares of Common Stock in exchange for a $4,500,000 investment in the Company, and FSP exchanges $1,972,571 of debt owed to it by the Company for additional Common Shares. The Company, Lighthouse and FSP have yet to determine the price at which such new shares of Common Stock will be issued by the Company, but we note that the Certificate of Designations for the Preferred Stock contains no antidilution protection for the holders of Preferred Stock if the shares of new Common Stock are priced equal to or greater than the Conversion Price following the Reverse Stock Split, or $32,857.14 per share, as explained below.

        The Certificate of Designations for our Preferred Stock provides that each share of Preferred Stock may be converted at the option of the holder into that number of shares of Common Stock as is determined by dividing the Original Series A Issue Price (which is $2.00) by the Conversion Price (which currently is $1.50), meaning that each share of Preferred Stock is convertible into 1.333 shares of Common Stock. We are authorized to issue only, and we have outstanding, 345,000 shares of Series A Preferred Stock, meaning that if all shares of our Preferred Stock were converted prior to the proposed Reverse Stock Split the holders of our Preferred Stock would receive 459,885 shares of Common Stock. We currently have 21,526,909 shares of Common Stock outstanding, and a conversion of all of our shares of Preferred Stock would increase the total number of our outstanding shares of Common Stock to 21,986,794, meaning that the former holders of our Preferred Stock would hold approximately 2.1% of our Common Stock outstanding on an as converted basis.

        The Certificate of Designations further provides for an adjustment to the Conversion Price in our Preferred Stock upon the occurrence of a Reverse Stock Split in order to decrease the number of shares of Common Stock that would be issued upon conversion, such that the holders of the Preferred Stock do not receive a greater proportion of the outstanding shares of Common Stock following Reverse Stock Split if they elect to convert their shares. In order to preserve a 2.1% equity interest in our Common Stock following the Reverse Stock Split of 15,000,000 to one that will result in one share of Common Stock outstanding upon a conversion, the Conversion Price will adjust to $32,857.14 per share. If the Preferred Holders desire to convert their shares following the Reverse Stock Split they will receive approximately .000000061 shares of Common Stock for each share of Preferred Stock, such that if they convert all of their shares of Preferred Stock they will hold approximately .021 shares of Common Stock following the Reverse Stock Split.

        When the Reverse Stock Split is consummated, holders of Common Stock owning fewer than 15,000,000 shares will no longer have any equity interest in the Company and will not participate in our future earnings or any increases in the value of our assets or operations. See also information under the captions "Recommendation of the Board; Fairness of the Reverse Stock Split" and "Fairness of the Reverse Stock Split to Stockholders" in this Information Statement.

        The Reverse Stock Split will (i) cause us to cash out shares held by any stockholder holding fewer than 15,000,000 shares of Common Stock, (ii) not cash out any shares held by any stockholder holding at least 15,000,000 shares of Common Stock, of which FSP is the only one, and (iii) change the percent of Common Stock held by the remaining stockholder to 100%. However, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interests of our stockholders due to an unforeseen proposal from a third party to fund our working capital needs and allow the Company to remain public. If the Reverse Stock Split is abandoned for any reason, there will be no change to the conversion price for our Preferred Stock.

Strategic Alternatives Considered

        In making the determination to proceed with the Reverse Stock Split, the Board evaluated a number of other strategic alternatives. As discussed below, the Board ultimately rejected the alternatives to the Reverse Stock Split because the Board believed that the Reverse Stock Split would be the simplest and most cost-effective approach by which to achieve the purposes described above. These alternatives were:

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  Self-tender offer.    The Board considered a cash self-tender offer by which we would offer to repurchase shares of our outstanding Common Stock at a price not to exceed $0.01 per share. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to permit us to reduce the number of record stockholders below 300 and to terminate our public reporting requirements. The Board believed it unlikely that many holders of small numbers of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be similar to or greater than the costs of the Reverse Stock Split transaction, and these costs could be significant since there could be no certainty that a sufficient number of shares would be tendered.

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  Purchase of shares in the open market.    The Board also considered purchasing our shares in the open market in order to reduce the number of our record stockholders to fewer than 300. However, given the low daily trading volume of our Common Stock, there was no assurance that purchasing stock in isolated transactions would reduce the number of stockholders sufficiently to permit us to terminate our public reporting requirements under the Exchange Act and deregister within a reasonable period of time.

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  Merger.    The Board considered entering into a statutory merger with an entity controlled by the Company or FSP. A common form of merger is a reverse triangular merger in which an entity formed by the acquirer merges with and into the target company. As a result of the merger, the outstanding shares of the target company's stock, other than shares owned by the acquirer, are converted into the right to receive the merger consideration. The merger consideration is the cash paid to the stockholders of the target corporation. A merger of this type would leave the surviving company with one stockholder, the parent. However, the Board determined that a merger would be a less expeditious and economical way to effect the termination of our registration and periodic reporting obligations because it would require the formation of a new entity and may require notices to the Company's vendors and customers and novation of contracts with those parties. The Board also noted that many companies go private by a reverse stock split rather than by a merger where such companies have a single majority stockholder such as FSP.

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  Bankruptcy.    Another alternative considered by the Board was the filing of a petition seeking to reorganize our affairs under Chapter 11 of the U.S. Bankruptcy Code. Filing such a petition in the U.S. Bankruptcy Court in Nevada would give the Bankruptcy Court jurisdiction over all of our assets, liabilities, creditors and stockholders. The overall thrust of the Chapter 11 reorganization would then have been to propose a plan under which we would pay our creditors, subject to the rules and regulations of the Bankruptcy Code, and reorganize our capital structure, likely resulting in the entire equity ownership being held by FSP, as our principal secured creditor, and the remaining stockholders receiving nothing or some nominal amount. With the elimination of the Common Stock in a reorganization plan, we would have terminated formally the registration of our Common Stock under the Exchange Act.

  The potential impact of a Chapter 11 filing on our business was difficult to predict. The Board recognized that generally, however, a Chapter 11 petition has an immediate and material adverse effect on the filing company's relationships with all of the parties with which it does business and upon its ability to attract additional capital. Further, a Chapter 11 proceeding typically takes a number of months to be completed following the filing of the petition, during which the filing company's flexibility is significantly impaired. Such uncertainty and delay frequently requires that the filing company's management devote an even greater effort toward keeping the business of the company focused and moving forward. Finally, even after the completion of a Chapter 11 reorganization, there is an unquantifiable stigma attached to such a company that lingers indefinitely and continues to have a negative impact.

    Following the filing of a Chapter 11 petition, the court, either on its own motion or on the motion of persons having a claim or interest in the debtor, might consider whether the proceeding should be converted to a Chapter 7 liquidation proceeding. In broad terms, such a determination would focus on the economic viability of our business and its financial resources to determine whether we had a viable chance of continuing through completion of the reorganization and beyond. As a company with little liquidity and ongoing operating losses, and with it unlikely that we would be able to have reorganization financing arranged prior to such a filing, we might have been unable to demonstrate to a critical court that we had adequate financing to meet our working capital requirements to pay the costs of the Chapter 11 proceeding, to cover anticipated ongoing operating losses, and to emerge from the reorganization as a viable enterprise.

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  PIPE Transaction.    The Board considered entering into a Private Investment in Public Equity ("PIPE") transaction. A PIPE transaction would involve two phases: first, we would sell unregistered securities in a private placement to one or a small number of accredited investors; second, we would be required to file a resale registration statement with the Commission at or shortly after the completion of the private placement to enable the accredited investors to resell the securities into the public market. The Board determined, however, that there was substantial doubt that any investor would invest given the Company's current long term debt, capital structure and operating losses and that the anticipated costs (including the costs of filing and keeping a registration statement effective) of such a transaction would be significantly more than the costs associated with the Reverse Stock Split. In addition, the Board determined that the time period that would be required in order for the Company to find a suitable accredited investor or investors to engage in the PIPE transaction, and then to effectuate such a transaction, would be prohibitively long, given the Company's immediate need for new capital and its continuing operating losses. Finally, the Board noted that investors typically interested in PIPE transactions require that there exists a relatively high volume trading market in the issuer's shares, and RevCare has experienced virtually no trading in its Common Stock for the past 24 months.

INTERESTS OF OUR AFFILIATES

        Our affiliates, FSP and Messrs. McCabe and Wheeler, who serve as Managing Directors of FSP as well as members of our Board, have interests in the proposed Reverse Stock Split that differ from our unaffiliated stockholders. As a result of the Reverse Stock Split, FSP will own 100% of our Common Stock and Messrs. McCabe and Wheeler may be deemed to have a 100% beneficial interest in our Common Stock, although they disclaim any beneficial interest as a result of their role for FSP. FSP, and each of Messrs. McCabe and Wheeler, will have as a result of the Reverse Stock Split, a 97.9% economic interest in our net book value, which would be ($3,733,780) at March 31, 2005, and in our net earnings (losses), which for the six month period ending March 31, 2005 would be ($752,247). The remaining 2.1% economic interest in our net book value and net earnings (losses) would be held by the holders of our Preferred Stock, consistent with their economic interest in RevCare prior to the Reverse Stock Split. Messrs. McCabe and Wheeler disclaim any economic interest in our net book value or net earnings (losses). Our unaffiliated Common Stockholders will have no future equity interest in us as a result of the Reverse Stock Split, and will not share any future earnings (if any), or in any potential growth of our business.

        FSP has owned approximately 69.7% of our Common Stock since it first acquired 15,000,000 shares directly from us for $7,500,000 in May 2000. FSP has also made advances to us in the form of loans, and as of March 31, 2005 we were indebted to FSP in the amount of $3,520,235. On April 8, 2005 FSP loaned us an additional $400,000 to fund in part the anticipated costs and expenses of the Reverse Stock Split.

        Mr. McCabe was elected to serve as our chairman of the board of directors on May 30, 2000. Mr. McCabe served from 1996-2004 in a management capacity with FBR Financial Services Partners, LP, which holds 15,000,000 shares of Common Stock. Prior to 2004 he served with Friedman, Billings, Ramsey Group Inc. ("FBR") as a managing director. In 2004, he resigned from FBR to form and serve as Managing Director of Pine Creek Partners LLC which serves as the sub-advisor to FBR for the management of FBR Financial Services Partners, LP. Mr. McCabe does not hold any shares of our Common Stock directly, and disclaims beneficial ownership of the shares held by FSP.

        Mr. Wheeler serves as a director of the Company and is also a managing director of FBR Financial Services Partners, LP, which holds 15,000,000 shares of Common Stock. Mr. Wheeler does not hold any shares of our Common Stock directly, and disclaims beneficial ownership of the shares held by FSP.

        Manuel Occiano is a director and the Chief Executive Officer of the Company. He holds 66,000 shares of Common Stock and he has the right to exercise 692,308 options to acquire shares of Common Stock.

BACKGROUND OF THE REVERSE STOCK SPLIT

        The Board has had frequent discussions over the past twelve months regarding the future of the Company's operations and its ability to raise sufficient working capital in light of its recent history of losses from operations and declining revenues.

        On June 14, 2004, at a special meeting of the Board, the Board authorized management to take the actions necessary to informally pursue outside capital for the Company. The Board discussed whether it should pursue a course of attempting to sell the Company to an unaffiliated buyer, if one could be found. The Board considered whether to retain Kaulkin Ginsberg or one or more other financial advisory firms to attempt to identify one or more potential buyers. The Board noted that Kaulkin Ginsberg was a very well known financial advisory and valuation firm in the receivables management industry, having focused on the industry and many of the Company's principal competitors for over twenty five years. After discussion, the Board concluded that an outside firm such as Kaulkin Ginsberg would not likely find an interested buyer willing to pay a price sufficient to return any value to stockholders after the Company satisfied, or only partially satisfied, its obligations to creditors. The Board nonetheless determined that management should pursue efforts to find potential investors in the Company. The Board resolved that it would review management's and its own efforts at its third quarter meeting.

        On August 31, 2004 the Board of Directors held a special meeting to hear a report from management as to its efforts to find additional sources of capital from the Company. Based upon informal discussions with Kaulkin Ginsberg and with potential strategic investors in the market for servicing and managing receivables for health care providers, Manuel Occiano, our CEO, and Mr. McCabe, the Chairman of the Board, reported that no additional sources of capital, given the Company's financial condition were likely to be identified, other than Lighthouse, who expressed a possible interest in making an investment in the Company. The Board advised management to focus its efforts on a possible Lighthouse investment given that Lighthouse may have other opportunities to invest in our industry, and may be the only realistic opportunity for the Company to attract capital. Although Lighthouse is unaffiliated with the Company and FSP, principals of Lighthouse are invested in a company that provides call center and other outsourcing services to RevCare. In February 2004, the Company entered into a convertible promissory note for $250,000 with an affiliate of Lighthouse, the proceeds of which the Company used for working capital. The Board directed Messrs. McCabe and Occiano to continue discussions with Lighthouse. The Board also discussed other alternatives for the Company, including a possible sale of the Company's assets and operations should a potential buyer be found. The Board concluded that it was unlikely that it would find a buyer that would return any value to the stockholders as before, but instructed management to advise the Board immediately if any third party expressed an interest. To date, the only third party that has expressed any interest in a transaction involving the Company has been Lighthouse.

        During the special meeting on August 31, 2004 the Board also reviewed a proposal by Robert Perez, an employee of the Company, to purchase the Hawaiian assets and operations of the Company in exchange for a reduction in the debt owned by the Company to Mr. Perez. At September 30, 2004 we owed Mr. Perez $1,885,038 under an Amended and Restated Convertible Secured Promissory Note. The Board instructed Messrs. McCabe and Occiano to continue discussions with Mr. Perez.

        On December 22, 2004 the Board of Directors met to review the operating performance of the Company for the fiscal year ended September 30, 2004 and the current quarter to date. The Board noted the continuing losses of the Company, including a net loss of $2,034,380 for the fiscal year. The Board also noted that at September 30, 2004 the Company had a net working capital deficit of $6,668,788, and a deficit in stockholders' equity of $3,045,488. During the meeting the Board gave further consideration to the proposal from Mr. Perez to purchase the Hawaii operations of the Company, concluding that Mr. Perez would not be able to pay the Company cash for those operations and could only offer to reduce the debt owed to him by the Company. The Board also noted that while the Hawaii operations contributed approximately $15,000 per month to cover general and administrative expenses, by transferring those operations to Mr. Perez it would save approximately $15,000 per month in compensation expense and reduce any risk to the Company that those operations could lose revenues or suffer a decline in margins were Mr. Perez to leave the Company.

        The Board further discussed the possible investment by Lighthouse in the Company of up to $4,500,000 in exchange for 70% of the Company's equity. The Board noted that Lighthouse would require that the Company go private before it would make any investment, that Lighthouse values the current Common Stock at $0.00, and that Lighthouse would expect FSP to agree to a reduction in the Company's debt owed to it. The Board instructed Messrs. McCabe and Occiano to continue discussions with Lighthouse, and to consider one or more transactions by which the Company could go private.

        The Board advised Mr. Occiano to allow Lighthouse and its investors to conduct due diligence on the Company, and to engage outside counsel to begin planning for a possible going private transaction. Mr. McCabe advised the Board, on behalf of FSP, that FSP would favor a going private transaction whether or not a transaction could be completed with Lighthouse. In FSP's view, according to Mr. McCabe, it would be very difficult to attract new capital into the Company so long as the Company continued to incur the expense of public filings with the Commission and the Common Stock rarely traded except at extremely low volumes.

        On or about December 22, 2004 the Company signed a mutual confidentiality agreement with Lighthouse.

        On January 27, 2005 the Board met to hear an update from Messrs. McCabe and Occiano on the proposed transaction with Mr. Perez and the continued interest of Lighthouse in a possible investment in the Company. The Board instructed Messrs. McCabe and Occiano to negotiate an agreement with Mr. Perez by which he would buy the Hawaiian assets through an entity controlled by him in exchange for the reduction of $435,000 of indebtedness owed to him. Mr. Perez and the Company subsequently completed that transaction on April 29, 2005. During the same meeting the Board reviewed the status of discussions with Lighthouse. Mr. McCabe advised the Board on behalf of FSP that FSP would be willing to agree to exchange or forgive a substantial portion of the debt owed to FSP for new equity if necessary to attract new capital into the Company, even though other holders of the Company's debt may be unwilling to do so. Mr. McCabe reaffirmed that in FSP's view the Company should go private to reduce its costs and expenses as a public company given that the Common Stock rarely trades. In FSP's view, the Company should go private whether or not an investment by Lighthouse would be forthcoming.

        In late February 2005, RevCare engaged the assistance of Latham & Watkins LLP as outside counsel to explore possible alternatives for going private, including a statutory merger, a self-tender offer for the Company's Common Stock other than the shares held by FSP, and a reverse stock split. The law firm was also engaged to assist in negotiations for the transaction with Robert Perez, and in structuring a potential transaction with Lighthouse.

        On February 22, 2005 the Company entered into an engagement letter agreement with Kaulkin Ginsberg by which Kaulkin Ginsberg agreed to serve as financial advisor to the Board of Directors with respect to a possible going private transaction.

        On April 4, 2005 the Company entered into the LOI with Lighthouse. Under the terms of the LOI, which is non-binding, Lighthouse proposes to invest $4,500,000 in the Company in exchange for 70% of the newly issued Common Stock following the Reverse Stock Split and the deregistration of the Company's Common Stock with the Commission under the Exchange Act. The Lighthouse investment is also conditioned upon the accuracy of customary representations and warranties by the Company for a private investment of this type, as well as the exchange of $1,972,571 in indebtedness owed to FSP for new shares of Common Stock. Following the proposed transaction as contemplated by the LOI, FSP would hold 30% of the Common Stock outstanding based upon the exchange of indebtedness for new equity, and be owed approximately $1,562,916 as at March 31, 2005, after giving effect to the $400,000 further loan made to the Company by FSP on April 15, 2005.

        On April 28, 2005 the Board of Directors met to consider further the possible going private transaction, and heard a report from Latham & Watkins LLP as to the various means by which a Nevada corporation may go private, including by means of the Reverse Stock Split. Latham & Watkins LLP also advised the Directors as to their fiduciary responsibilities to all stockholders of the Corporation in considering whether to recommend a reverse stock split or another going private transaction for approval by the stockholders. The Board also ratified the engagement of Kaulkin Ginsberg as its financial advisor in connection with the contemplated going private transaction. Mr. McCabe and Edward Wheeler, a member of the Board, reminded the sole remaining director, Mr. Occiano, that they served as managing directors of FSP which would have interests in any going private transaction that would be different from the interests of all other holders of the Company's Common Stock, the Preferred Stock, and the holders of options and warrants to purchase shares of Common Stock. The Board concluded that, since Mr. Occiano was the Company's CEO and would continue in service in that role through at least the date of the Reverse Stock Split, there was no director who was disinterested for purposes of evaluating the merits of the proposed Reverse Stock Split. The Board concluded further that, given our precarious financial position, it was unlikely that the Board could identify new candidates to serve as directors of the Board who would be disinterested in the Reverse Stock Split.

        During the April 28 meeting, the Board deliberated on the fair value of a fractional share of Common Stock following the proposed Reverse Stock Split and concluded that, based on the Company's working capital deficit, negative stockholder's equity, continuing loss from operations, and the Company's risk of insolvency, that the Common Stock probably had no value. The Board concluded, nonetheless, that it may be possible to cash out the Common Stock at $0.01 per share, thus giving the minority holders of the Common Stock some liquidity for their shares that was not being provided by trading in the public market. Mr. McCabe also provided the Board with an update on the continuing discussions with and due diligence efforts by Lighthouse following the signing of the LOI.

        On May 3, 2005 the Board of Directors met to hear a presentation from Kaulkin Ginsberg as to the fairness, from a financial point of view, of the proposed Reverse Stock Split to the holders of the Company's Common Stock. Kaulkin Ginsberg expressed its opinion that a cash payment of $0.01 per Common Share would be fair from a financial point of view. Kaulkin Ginsberg explained the analysis it undertook to reach this opinion, and responded to questions from the directors as to its view of the

Company's enterprise value and possible fair market value of the Company's assets if the Company were to cease as a going concern. See "Fairness of the Reverse Stock Split—Opinion of Kaulkin Ginsberg."

        On June 1, 2005 Kaulkin Ginsberg confirmed its opinion to the Board of Directors in writing presented at a meeting of the Board held on such date. Mr. Wheeler was unable to attend this meeting. See Annex A attached hereto. During this meeting Messrs. McCabe and Occiano voted to authorize the Company to file this Information Statement with the Commission and to recommend the Amendment and the Reverse Stock Split to our stockholders for approval. On                , 2005 the Board set a Record Date of                , 2005 for the special meeting to be held at the Company's headquarters on                , 2005.

FAIRNESS OF THE REVERSE STOCK SPLIT TO OUR UNAFFILIATED STOCKHOLDERS

        The Board of Directors, and our affiliates, FSP and Messrs. McCabe and Wheeler, believe the proposed Reverse Stock Split is both substantively and procedurally fair to our unaffiliated stockholders, as well as fair from a financial point of view to our unaffiliated stockholders.

        We continue to operate at a loss and do not generate sufficient cash from operations to meet our obligations to our creditors or to meet our working capital requirements. The Board and each of FSP and Messrs. McCabe and Wheeler believes the Company must attract new investment to continue, and FSP is unwilling to make further advances to the Company given that we are unable to service the debt currently owed to FSP. The only opportunity for new investment identified by the Board, FSP and Messrs. McCabe and Wheeler, is the proposed investment by Lighthouse in managing receivables for our customers. The Lighthouse proposal accordingly raises the prospect for new capital for the Company in addition to possible strategic assistance. However, Lighthouse has required that RevCare go private before it will make any investment in the Company, and it has required that FSP exchange $1,972,571 of the $3,920,235 debt we owe FSP for no more than 30% of the new shares of our Common Stock. Accordingly, without the Reverse Stock Split, the Board, FSP, and Messrs. McCabe and Wheeler each believe the Company will be forced to cease operations and wind down its affairs.

        The Board, FSP and Messrs. McCabe and Wheeler also note that if we were to liquidate there would be no proceeds left to distribute to our stockholders as all proceeds that we could marshall would need to be made available to our creditors, including FSP as a result of FSP's advances to us over the past three years. Even with the Reverse Stock Split and the proposed transaction with Lighthouse, FSP will: (1) give up a secured claim of $1,972,571 against the Company's assets by the exchange of indebtedness of that amount for new Common Stock; (2) be diluted from its current ownership of 69.7% of our Common Stock to 30% and thus give up control; and (3) have no Board representation as the new directors of the Company will all be selected by Lighthouse. Accordingly, it is the view of the Board and our affiliates that the Reverse Stock Split is substantively fair to our unaffiliated Stockholders.

        The Board and our affiliates, in reviewing the Reverse Stock Split for substantive fairness, also considered the fact that our Common shares traded only four times in the past year in the O.T.C. market at a reported price of $0.01 per share, and that our unaffiliated shareholders had virtually no market in which to sell their shares, as discussed below under "Trading Market and Price of Our Common Stock and Dividend Policy." The Board and our affiliates also considered the fact that the Common Stock had no reported trades over $0.01 per share since the end of the Company's second fiscal quarter on March 31, 2005.

        Neither the Board nor our affiliates considered our net book value or our potential going concern value to be germane factors in considering the substantive fairness of the Reverse Stock Split to our unaffiliated stockholders. This is because there remains a substantial risk that the Company can not continue to operate as a going concern without new investment such as that proposed by Lighthouse.

The Company has also received no offers in the past two years other than that received from Lighthouse, and the offer to acquire the Hawaiian assets of the Company by Mr. Perez disclosed under "Background of the Reverse Stock Split." Accordingly, the Board, FSP and Messrs. McCabe and Wheeler view the non-binding offer by Lighthouse—conditioned on the company going private and FSP exchanging approximately one half of the debt owed to it by just 30% of the new Common Stock following the Reverse Stock Split—as the only and best offer the Company has to remain in business.

Engagement of Kaulkin Ginsberg

        In determining whether the Reverse Stock Split, including the proposed cash payment of $0.01 per share to stockholders whose shares will be cashed out, is fair from a financial point of view to our unaffiliated stockholders, the Board requested an independent investment firm to render a fairness opinion to the Board with respect to the value to be paid for fractional shares of Common Stock that would otherwise exist following the Reverse Stock Split.

        We engaged Kaulkin Ginsberg to advise the Board as to the fair value per pre-split share of our Common Stock and deliver an opinion as to whether the Reverse Stock Split is fair, from a financial point of view, to holders of shares of the Company's common stock who will receive cash payments for their pre-split shares and who will not be continuing stockholders of the Company. The Board selected Kaulkin Ginsberg to serve as its advisor because the Board believed Kaulkin Ginsberg is the most experienced valuation and financial advisory firm in the debt collection and accounts receivable management industry. According to information provided to us by Kaulkin Ginsberg, the firm has advised on at least 85 transactions generally known in the industry since 1991, and it maintains a proprietary database of public and private transactions generally known in the industry. Kaulkin Ginsberg advised the Board that as an advisory and valuation firm it is often privy to transaction information in the debt collection and accounts receivable management industry that is not generally known. Kaulkin Ginsberg also publishes the Kaulkin Report for the industry, as well as industry benchmarking surveys. The methods used by Kaulkin Ginsberg in evaluating and analyzing the proposed Reverse Stock Split are discussed in detail below under the caption "Fairness of the Reverse/Forward Stock Split—Opinion of Kaulkin Ginsberg" in this Information Statement.

Procedural Fairness to All Stockholders

        Two of the three members of the Board are managing directors of FSP, and the third member of the Board is employed by the Company. As such, no member of the Board can be considered independent or disinterested. Accordingly, the Board determined that a special committee of independent directors could not be formed to evaluate the fairness of the proposed Reverse Stock Split.

        During its meetings held on April 28, May 3 and June 1, 2005, the Board considered the procedural fairness of the process by which it was undertaking to review and possibly propose a going private transaction to the stockholders of the Company, including by way of the Reverse Stock Split. In particular, the Board determined that our receipt of a valuation and fairness opinion from Kaulkin Ginsberg protected the interests of our unaffiliated stockholders. Kaulkin Ginsberg company conducted an independent valuation of the Company and determined the price of $0.01 per share to be paid to all holders of the Common Stock, other than FSP, was fair to our unaffiliated stockholders from a financial point of view.

        The Board also considered obtaining approval of a majority of the unaffiliated stockholders and determined that doing so would not be necessary or prudent for the reasons discussed under the caption "Description of the Reverse Stock Split—Vote Required." In addition, the Board and each of FSP and Messrs. McCabe and Wheeler were of the belief, and continue to believe, that there is a reasonable chance that an insufficient number of minority stockholders would bother to vote their shares with respect to the Reverse Stock Split such that we would not obtain the requisite majority of the minority holders of our Common Stock, if we made that a condition of approval. There is nothing in Nevada law that would require such a condition for approval of the Reverse Stock Split. Further, the Board did not retain a unaffiliated representative to act solely on behalf of the unaffiliated stockholders. Retaining an unaffiliated representative on behalf of the unaffiliated stockholders would be an added expense of the Reverse Stock Split and would not affect the outcome of the transaction because a majority vote of the unaffiliated stockholders is not required under applicable law.

        The Board did not grant unaffiliated stockholders access to our corporate files, except as provided under the Nevada Revised Statutes, nor did it extend the right to retain counsel or appraisal services at our expense. With respect to unaffiliated stockholders' access to our corporate files, the Board determined that this Information Statement, together with our other filings with the Commission, provide adequate information for unaffiliated stockholders. The Board also considered the fact that under the Nevada Revised Statutes and subject to specified conditions set forth under Nevada law, stockholders have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the Board also took into account factors such as our size and financial capacity and the costs of such procedures.

        At its meeting on June 1, 2005, the Board determined that the process leading up to the recommendation to approve of the Reverse Stock Split was procedurally fair to the unaffiliated stockholders despite the lack of possible procedural protections noted above. The Board, FSP and Messrs. McCabe and Wheeler believe that the Board considered all possible means to maintain the Company's operations for the benefit of our unaffiliated stockholders, and after deliberations going back to at least September 2004, concluded that the Company was likely to cease operations as a going concern without going private to possibly attract the new investment proposed by Lighthouse.

Fairness of the Reverse Stock Split—Opinion of Kaulkin Ginsberg

        On May 3, 2005, Kaulkin Ginsberg delivered its oral opinion, which was confirmed in a written opinion dated June 1, 2005, to the Board to the effect that that as of that date, the $0.01 per share price payable to the stockholders holding less than 15,000,000 shares of Common Stock prior to the Reverse Stock Split was fair, from a financial point of view, to those fractional stockholders. A copy of Kaukin Ginsberg's opinion is attached to this Information Statement as Annex B.

        Kaulkin Ginsberg has received a fee of $30,000 paid by the Company for its preparation and presentation of its fairness opinion. Neither the Company nor FSP have received any services from or paid any fees to Kaulkin Ginsberg or any of its principals during the past two years.

        Kaulkin Ginsberg's opinion sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Kaulkin Ginsberg. Each stockholder is urged to read Kaulkin Ginsberg's opinion in its entirety. Kaulkin Ginsberg's opinion was intended for the use and benefit of the Board, does not address the underlying merits of the decision by the Board to engage in the Reverse Stock Split, and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the Reverse Stock Split or any related matter. This summary of Kaulkin Ginsberg's opinion is qualified by reference to the full text of the opinion attached as Annex B.

        In arriving at its opinion, Kaulkin Ginsberg, among other things:

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  Reviewed with the Board and legal counsel the proposed Reverse Stock Split;

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  Reviewed selected public information on the collection industry segments served by RevCare;

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  Reviewed RevCare's audited financial statements for the fiscal years 2002, 2003 and 2004 and RevCare's unaudited financial statements for the first two quarters of fiscal 2005 and discussed with management the results of operations through April 30, 2005.

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  Reviewed publicly filed business and financial information relating to RevCare that Kaulkin Ginsberg considered relevant, including SEC Forms 8-K, Forms 10KSB and Forms 10QSB;

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  Reviewed the fiscal 2005 budget prepared by management of RevCare relating to its business and working capital requirements;

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  Reviewed, and determined to be irrelevant to the analysis of RevCare, the stock market capitalizations and valuation ratios of public companies whose lines of business were considered sufficiently similar to those of RevCare;

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  Compared the proposed financial terms of the $0.01 cash payment per share of Common Stock and the resultant implied valuation of RevCare, with the proprietarily available financial terms of certain transactions involving companies Kaulkin Ginsberg deemed relevant and the consideration received for such companies;

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  Performed analyses to consider the enterprise value of RevCare; giving specific emphasis on the potential transfer value of RevCare customers and service offerings;

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  Discussed the foregoing information where appropriate with management of RevCare; and

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  Conducted such other analyses, studies and inquiries as Kaulkin Ginsberg deemed appropriate for purposes of arriving at its opinion.

        In connection with the analysis underlying its opinion, Kaulkin Ginsberg accepted at face value and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial budget and other information and selected data made available or furnished to or otherwise reviewed by or discussed with Kaulkin Ginsberg for purposes of its opinion. Kaulkin Ginsberg did not independently verify or investigate any of the assumptions, estimates, or judgments referred to in such financial budget, information, data and material and Kaulkin Ginsberg is not responsible for any errors or inaccuracies, should any so exist, in such budget, information, data and material. Further, Kaulkin Ginsberg assumed that there has been no material adverse change in the assets, financial condition, business or prospects of RevCare, since the date of the most recent financial statements and budget made available to Kaulkin Ginsberg.

        With respect to the financial budget provided to or otherwise reviewed by or discussed with RevCare, Kaulkin Ginsberg was advised by the management of RevCare that such budget was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of RevCare as to the expected future results of operations and financial conditions of RevCare to which such budget relates. Kaulkin Ginsberg can give no assurance, however, that such financial budget can be realized or that actual results will not vary materially from those projected.

        The following sets forth the budgeted fiscal 2005 forecast prepared by our management and disclosed to Kaulkin Ginsberg. This forecast assumes that we do not complete the Reverse Stock Split or attract the investment proposed by Lighthouse.

 Fiscal 2005 Budgeted Forecast
Provided to Kaulkin Ginsberg

	Three Months April-June	Three Months July-September	Year Ended September 30, 2005
Revenue	1,419,005	1,238,438	5,498,942
Operating Expenses (including non-sales and non-executive salaries, wages & benefits)	788,951	774,285	3,598,289
Gross Profit	630,055	463,855	1,900,652
Selling, General and Administrative	431,343	431,354	2,099,375
Depreciation	80,823	78,504	598,723
Interest	171,622	167,346	756,029
Net (Loss) Income	(53,732)	(213,110)	(1,280,060)

        In connection with all budgets, information, data and material provided to Kaulkin Ginsberg by RevCare, management of RevCare advised Kaulkin Ginsberg that management did not omit or fail to provide, or cause to be omitted or undisclosed to Kaulkin Ginsberg any analyses, data, material or other information necessary in order to make any financial data, material or other information provided to Kaulkin Ginsberg by RevCare not misleading in light of the circumstances under which such budgets, information, data or material was provided. In the course of Kaulkin Ginsberg's review, Kaulkin Ginsberg did not learn any specific facts which would lead Kaulkin Ginsberg believe that Kaulkin Ginsberg's acceptance and reliance on such budgets, information and data was unreasonable.

        Kaulkin Ginsberg did not conduct and was not provided with an independent valuation or appraisal of the assets or liabilities, including realty, of RevCare nor did Kaulkin Ginsberg make any physical inspection of the property or assets of RevCare. In connection with its engagement, Kaulkin Ginsberg was not requested to, and did not, solicit third party indication of interest in the possible acquisition of all or a part of RevCare.

        Kaulkin Ginsberg expressed no view as to, and its opinion does not address, the relative merits of the Reverse Stock Split as compared to any alternative business strategies that might exist for RevCare or the effect of any other transaction in which RevCare might engage.

        The analysis Kaulkin Ginsberg undertook in connection with rendering its opinion involves the exercise of judgment on the part of Kaulkin Ginsberg, as to which differences of opinion may exist. Kaulkin Ginsberg's opinion is necessarily based on market, economic and other conditions and circumstances existing and made known to Kaulkin Ginsberg as of the date of its opinion. Accordingly, subsequent developments may materially affect Kaulkin Ginsberg's opinion, however, Kaulkin Ginsberg does not have an obligation to, and has not undertaken to, update, revise or reaffirm its opinion.

        The following is a summary of the material financing and comparative analyses performed by Kaulkin Ginsberg that were presented to the Board in connection with the oral opinion delivered to the Board. In order to understand fully Kaulkin Ginsberg's financial analyses, the analyses must be read together with the full text of Kaulkin Ginsberg's opinion. Considering the data described below without considering the full narrative description of the financial analyses, including any assumptions underlying the analyses, could create a misleading or incomplete view of Kaulkin Ginsberg's financial analyses.

        Given RevCare's small size and recent operating history, Kaulkin Ginsberg determined that a comparison of RevCare's results of operations and financial condition to other public companies would not yield a meaningful analysis for purposes of rendering its opinion. The results of operations and financial conditions of public companies may be compared to those of a private company for the purposes of analyzing a potential range of values for the private company. However, such a comparison in the receivables services industry—which is highly fragmented—is generally only meaningful where operational metrics are also (comparable such as geographic reach, the number and size of the customers, the amount of business that may be spread across fixed overhead, relative size of customer base, and success at achieving sustained profitability), such that customers will continue to contract with the company and the company will have potential for longer term operations and possible growth. Accordingly, Kaulkin Ginsberg did not believe a comparison of RevCare to public companies would provide meaningful guidance in reaching its opinion. Kaulkin Ginsberg instead compared RevCare's results of operations and financial condition to other private companies whose financial and operating information is collected and maintained in a proprietary Kaulkin Ginsberg company database. The companies used to compare with RevCare's results of operations and financial condition were selected based upon Kaulkin Ginsberg's views as to the comparability of the other companies' financial and operating characteristics, including their relatively small size, type of customer base (hospitals and doctors' offices), and an operating history that reflected sustained difficulties in achieving a profit and/or in growing its business.

        Key factors considered by Kaulkin Ginsberg in selecting comparable companies were that RevCare has had no meaningful net operating income during the prior three fiscal years or the six-month interim period ended March 31, 2005, and that RevCare would have ceased to operate as a going-concern, but for the investment in RevCare by FSP.

        Kaulkin Ginsberg derived an implied equity value per share of RevCare Common Stock of $0.00 by calculating RevCare's enterprise value range. Based upon its analysis, Kaulkin Ginsberg determined that, based on its judgment, the enterprise value range of RevCare was from $3,000,000 to $4,000,000. This range was based on Kaulkin Ginsberg's judgment as to the fair market value of the Company's accounts receivable and relationship with customers. Because the liabilities far exceed what Kaulkin Ginsberg judged as the fair market value of the Company's accounts receivable and relationships with customers, were the Company able to transfer its receivables and relationships to a third party in an arms length transaction, Kaulkin Ginsberg did not believe that analyses of net book value, going concern value or liquidation value alone were relevant to its opinion. The Company believes, and Kaulkin Ginsberg agreed, that apart from its receivables and customer relationships, it has no other material assets. This enterprise value range was compared, specifically in relation to Kaulkin Ginsberg's opinion, to RevCare's long term debt of $5,426,099 and total liabilities of $15,531,326 as of December 31, 2004.

        It is understood that Kaulkin Ginsberg's opinion was limited to the matters set forth therein as of the date of the opinion, and no opinion may be inferred or implied beyond the matters expressly contained therein or beyond the date thereof. Kaulkin Ginsberg's opinion and the reviews, analyses, studies and consultations performed in connection therein are limited to matters within the scope of its engagement by the Board, as set forth in the engagement letter entered into between RevCare and Kaulkin Ginsberg and is subject to the terms and conditions described in that engagement letter.

Our View of the Kaulkin Ginsberg Analysis

        The Board and each of FSP and Messrs. McCabe and Wheeler have reviewed the Kaulkin Ginsburg opinion and agree with its conclusion that the payment of $0.01 per share of Common Stock in lieu of receipt of a fractional share as a result of the Reverse Stock Split is fair to our unaffiliated stockholders from a financial point of view.

EFFECTS OF THE REVERSE STOCK SPLIT

Effects of the Reverse Stock Split on Holders of our Common Stock and Holders of our Series A Preferred Stock

        The Reverse Stock Split is expected to reduce the number of record holders of our Common Stock and the number of our outstanding shares of Common Stock.

        Our Articles of Incorporation currently authorize the issuance of 55,000,000 shares of capital stock, consisting of 50,000,000 shares of Common Stock, and 5,000,000 shares of Series A Preferred Stock. Upon the Effective Date, our authorized shares of capital stock will be reduced to 505,000, consisting of 5,000 shares of Common Stock, and 500,000 shares of Preferred Stock. As of the Record Date, 21,526,909 shares of our Common Stock, and 345,000 shares of our Series A Preferred Stock were outstanding. If effected, the Reverse Stock Split will reduce the number of stockholders of our Common Stock from approximately 1,436 to one, which will be FSP. This reduction in the number of our stockholders will enable us to terminate the registration of our Common Stock under the Exchange Act, which will substantially reduce the information required to be furnished by us to our stockholders and to the Commission. Additionally, certain provisions of the Exchange Act will no longer apply, such as the short-swing profit recovery provisions of Section 16(b).

        The Conversion Price of the Preferred Stock will be automatically adjusted in accordance with Section V(d)(iv) of the Certificate of Designations for the Preferred Stock from $1.50 per share to $32,857.14 per share upon the effectiveness of the Reverse Stock Split. The Liquidation Price of the Preferred Stock will remain $2.00 per share, meaning that in the event of any liquidation, dissolution or winding up of the Company the Preferred Stock would be entitled to receive a distribution of $2.00 per share prior to any distribution to our Common Stock, assuming sufficient proceeds are available after payment in full of the Company's obligations to creditors. The Company will also continue to have an optional right to redeem the Preferred Stock at any time for $2.50 per share. No action is required on behalf of the holders of Preferred Stock to effectuate the Reverse Stock Split.

        For a total expenditure by us of up to approximately $370,000 in transaction costs (including insurance, legal, financial, accounting and other costs) plus approximately $65,269 in purchase costs for fractional shares, we estimate we will realize approximately $483,000 in cost savings on an annual basis by terminating our public company status, plus an additional one-time savings of $300,000 by not having to implement the internal control environment required by Section 404 of the Sarbanes-Oxley Act. We intend to apply for termination of registration of the Common Stock under the Exchange Act as soon as practicable following completion of the Reverse Stock Split. However, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interests of our stockholders.

        The effect of the Reverse Stock Split on each stockholder will depend on the number of shares that such stockholder owns. See also information under the caption "Description of the Reverse Stock Split" in this Information Statement for additional information with respect to the effect of the Reverse Stock Split on each stockholder.

Effects of the Reverse Stock Split on Option and Warrant Holders

        At March 31, 2005 the Company had outstanding options to purchase 1,978,808 shares of the Company's Common Stock at exercise prices ranging from $0.50 to $2.75 per pre-Reverse Stock Split share and warrants to purchase 500,000 shares in the aggregate of the Company's Common Stock at exercise prices ranging from $0.25 to $1.00. Upon effectiveness of the Reverse Stock Split, any outstanding warrants or options, including options under the 1995 Stock Option Plan of RevCare, and warrants issued under either the Warrant to Purchase 400,000 shares of Common Stock issued to Batchelder & Partners, Inc. as of February 12, 1999 or the Warrant to Purchase 100,000 shares of Common Stock issued to Bridge Bank, National Association as of August 5, 2004, will have their number of shares and exercise prices adjusted to give effect to the 1 for 15,000,000 Reverse Stock Split, with any fractional shares resulting from such adjustment converting to a right to receive $0.01 in cash per pre-Reverse Stock Split share less the exercise price of such pre-Reverse Stock Split shares subject to exercise of the option. Because the exercise prices of all outstanding options and warrants exceed the price at which fractional shares will be redeemed, it is anticipated that the Company will not be required to pay the holders for their options and warrants, and such options and warrants will expire unexercised pursuant to their terms. The vesting schedule and expiration dates for the options and warrants will remain unchanged. Any authorized but unissued options under the Company's 1995 Stock Option Plan and the warrants to purchase 500,000 shares of Common Stock will have the number of shares adjusted to give effect to the 1-for-15,000,000 Reverse Stock Split.

        Our options are non-transferable. At March 31, 2005 we had twelve option holders; at March 31, 2005 we had two holders of our warrants.

Potential Disadvantages of the Reverse Stock Split to Unaffiliated Stockholders; Accretion in Ownership and Control by Affiliated Stockholders

        The stockholders owning fewer than 15,000,000 shares of Common Stock immediately prior to the effective time of the Reverse Stock Split will, after the Reverse Stock Split takes place, no longer have any equity interest in the Company and therefore will not participate in our future potential earnings or growth. It is expected that all holders of our Common Stock except for FSP will be fully cashed out in the Reverse Stock Split. It will not be possible for cashed out stockholders to re-acquire an equity interest in the Company.

        The Reverse Stock Split will require stockholders who own fewer than 15,000,000 shares of Common Stock involuntarily to surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. The ownership interest of certain stockholders will be terminated as a result of the Reverse Stock Split, but the Board has concluded that the completion of the Reverse Stock Split will be an overall benefit to these stockholders because of the liquidity provided to them by the transaction at a price determined by the Board to be fair to the stockholders.

        The Reverse Stock Split will change the percentage of beneficial ownership of each of the officers, directors and major stockholders of the Company. See also information under the caption "Security Ownership of Certain Beneficial Owners and Management" in this Information Statement.

        When the Reverse Stock Split is effected, we intend to terminate the registration of our Common Stock under the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements or the proxy rules of the Exchange Act. Our Common Stock is currently traded in the over-the-counter market on the OTC Bulletin Board, which is a quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities. This source of liquidity and information will no longer be available to our stockholders following the Reverse Stock Split and the termination of our registration and reporting obligations to the Commission.

        Immediately following the Reverse Stock Split, FSP will own 100% of our Common Stock, and assuming conversion of our Preferred Stock, would have approximately 97.9% interest of our equity. Accordingly, FSP would have a 97.9% interest in our net book value, which was ($3,813,871) at March 31, 2005, and a 97.9% interest in our net losses, which for the six months period ended March 31, 2005, were ($768,383). See the table under the heading "Summary Financial Information." Because Messrs. McCabe and Wheeler are the Managing Directors of FSP, they may each be deemed to have a 97.9% beneficial interest in our net book value and net book losses following the Reverse Stock Split, although each of Messrs. McCabe and Wheeler disclaim any beneficial ownership of our Common Stock.

Financial Effect of the Reverse Stock Split

        Completion of the Reverse Stock Split will require approximately $435,000 of cash, which includes the cash payments in lieu of issuing fractional shares to the holders of our Common Stock, insurance, legal accounting, mailing and exchange agent costs and other expenses related to the transaction. As a result, we will have decreased working capital and borrowing capacity following the Reverse Stock Split which may have a material effect on our capitalization, liquidity, results of operations and cash flow.

The payments to holders of fewer than 15,000,000 pre-split shares of Common Stock will be paid out of working capital, including the proceeds of an advance of $400,000 from FSP to the Company on April 15, 2005.

Federal Income Tax Consequences of the Reverse Stock Split

        The following is a summary of the material United States federal income tax consequences of the Reverse Stock Split, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the "IRS"), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

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  banks, insurance companies, or other financial institutions;

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  persons subject to the alternative minimum tax;

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  tax-exempt organizations;

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  dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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  persons that own, or are deemed to own, more than five percent of our Company (except to the extent specifically set forth below);

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  certain former citizens or long-term residents of the United States;

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  persons who hold our Common Stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

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  persons deemed to sell our Common Stock under the constructive sale provisions of the Code.

        In addition, if a partnership holds our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold our Common Stock and partners in such partnerships should consult their tax advisors.

        THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

  Federal Income Tax Consequences to RevCare, Inc.

        We believe that the Reverse Stock Split will constitute a reorganization as described in Section 368(a)(1)(E) of the Code. Accordingly, we will not recognize taxable income, gain or loss in connection with the Reverse Stock Split.

  Federal Income Tax Consequences to Stockholders Who Receive Shares of Post-Split Common Stock

        FSP, which will hold 100% of the post-split Common Stock and which is not receiving any property other than post-split Common Stock in the Reverse Stock Split, will not recognize gain or loss or dividend income as a result of the Reverse Stock Split, and the tax basis (as adjusted for the Reverse Stock Split) and holding period of FSP in shares of pre-split Common Stock will carry over as the tax basis and holding period of FSP's shares of post-split Common Stock.

  Federal Income Tax Consequences to Stockholders Who Receive Cash

        A stockholder who receives cash in the Reverse Stock Split (i.e., a stockholder that owns fewer than 15,000,000 shares of pre-split Common Stock) will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a stockholder's situation, the transaction will be taxed as either:

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  A sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder's adjusted tax basis for the redeemed shares; or

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  A cash distribution which is treated: (a) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (b) second, as a tax-free return of capital to the extent of the stockholder's adjusted tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares. In the event that a stockholder realizes a loss on the shares redeemed but is deemed to constructively own a sufficient number of shares to not be eligible for sale or exchange treatment, such stockholder will not recognize a loss at the time of the Reverse Stock Split. In such a case, the adjusted tax basis of the stockholder in the shares redeemed will be added to the basis of the shares constructively owned. Under proposed Treasury regulations, a stockholder who recognizes a loss in the circumstance described in the preceding sentence shall be permitted to take such loss into account on the first date on which such stockholder would satisfy one of the Section 302 Tests described above if the facts and circumstances that exist at the end of such day had existed immediately before the Reverse Stock Split. However, the character of such loss is determined as of the day of the Reverse Stock Split. It should be noted that the proposed Treasury regulations are not effective and will only become effective, if at all, prospectively. There can be no assurance that a stockholder who realizes a loss on the redeemed shares and is not eligible for sale or exchange treatment will be allowed to recognize the loss.

        Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) may be allowed a dividends received deduction subject to applicable limitations and other special rules.

        Under Section 302 of the Code, a redemption of shares from a stockholder as part of the Reverse Stock Split will be treated as a sale or exchange of the redeemed shares if:

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  the Reverse Stock Split results in a "complete termination" of such stockholder's interest in the Company;

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  the receipt of cash is "substantially disproportionate" with respect to the stockholder; or

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  the receipt of cash is "not essentially equivalent to a dividend" with respect to the stockholder.

        These three tests (the "Section 302 Tests") are applied by taking into account not only shares that a stockholder actually owns, but also shares that the stockholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a stockholder is deemed to constructively own shares owned by certain related individuals and entities in which the stockholder has an interest in addition to shares directly owned by the stockholder. For example, an individual stockholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a stockholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such stockholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities ("entity attribution"). A stockholder is also deemed to own shares which the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

        A stockholder who receives cash in the reverse stock split (i.e., owns fewer than 15,000,000 shares of pre-split Common Stock) and does not constructively own any shares of post-split Common Stock will have his or her interest in the Company completely terminated by the Reverse Stock Split and will therefore receive sale or exchange treatment on his or her pre-split Common Stock. That is, such a stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder's adjusted tax basis for his or her shares of pre-split Common Stock.

        A stockholder who receives cash in the Reverse Stock Split and would only constructively own shares of post-split Common Stock as a result of family attribution may be able to avoid constructive ownership of the shares of post-split Common Stock by waiving family attribution and, thus, be treated as having had his or her interest in the Company completely terminated by the Reverse Stock Split. Among other things, waiving family attribution requires (a) that the stockholder have no interest in the Company (including as an officer, director, employee or stockholder) other than an interest as a creditor and does not acquire such an interest during the ten-year period immediately following the Reverse Stock Split other than stock acquired by bequest or inheritance and (b) including an election to waive family attribution in the stockholder's tax return for the year in which the Reverse Stock Split occurs.

        A stockholder who receives cash in the Reverse Stock Split and immediately after the Reverse Stock Split constructively owns shares of post-split Common Stock must compare (a) his or her percentage ownership immediately before the Reverse Stock Split (i.e., the number of voting shares actually or constructively owned by him or her immediately before the Reverse Stock Split divided by the number of voting shares outstanding immediately before the Reverse Stock Split) with (b) his or her percentage ownership immediately after the Reverse Stock Split (i.e., the number of voting shares constructively owned by him or her immediately after the Reverse Stock Split divided by the number of voting shares outstanding immediately after the Reverse Stock Split).

        If the stockholder's post-Reverse Stock Split ownership percentage is less than 80% of the stockholder's pre-Reverse Stock Split ownership percentage, the receipt of cash is "substantially disproportionate" with respect to the stockholder, and the stockholder will, therefore, receive sale or exchange treatment on the portion of his or her shares of pre-split Common Stock exchanged for cash in lieu of fractional shares.

        If the receipt of cash by a stockholder fails to constitute an "exchange" under the "substantially disproportionate" test or the "complete termination" test, the receipt of cash may constitute an "exchange" under the "not essentially equivalent to a dividend" test. The receipt of cash by a stockholder will be "not essentially equivalent to a dividend" if the transaction results in a "meaningful reduction" of the stockholder's proportionate interest in the Company. If (a) the stockholder exercises no control over the affairs of the Company (e.g., is not an officer, director or high ranking employee), (b) the stockholder's relative stock interest in the Company is minimal, and (c) the stockholder's post-Reverse Stock Split ownership percentage is less than the stockholder's pre-Reverse Stock Split ownership percentage, the receipt of cash will generally not be essentially equivalent to a dividend with respect to the stockholder and the stockholder will, therefore, receive sale or exchange treatment on the portion of his or her shares of pre-split Common Stock exchanged for cash in lieu of fractional shares.

        In all other cases, the cash payment will be treated: (a) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (b) second, as a tax-free return of capital to the extent of the stockholder's adjusted tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares. In the event that a stockholder realizes a loss on the shares redeemed but is deemed to constructively own a sufficient number of shares to not be eligible for sale or exchange treatment, such stockholder will not recognize a loss at the time of the Reverse Stock Split. In such a case, the adjusted tax basis of the stockholder in the shares redeemed will be added to the basis of the shares constructively owned. Under proposed Treasury regulations, a stockholder who recognizes a loss in the circumstance described in the preceding sentence shall be permitted to take such loss into account on the first date on which such stockholder would satisfy one of the Section 302 Tests described above if the facts and circumstances that exist at the end of such day had existed immediately before the Reverse Stock Split. However, the character of such loss is determined as of the day of the Reverse Stock Split. It should be noted that the proposed Treasury regulations are not effective and will only become effective, if at all, prospectively. There can be no assurance that a stockholder who realizes a loss on the redeemed shares and is not eligible for sale or exchange treatment will be allowed to recognize the loss.

  Federal Income Tax Consequences to Holders of Preferred Stock

        Holders of our Preferred Stock should not recognize any income, gain or loss as a result of the Reverse Stock Split.

  Backup Tax Withholding

        We are required to furnish to the holders of Common Stock, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the Common Stock.

        You may be subject to backup withholding at a rate of up to 31%, with a current rate of 28%, with respect to proceeds received from a disposition of the shares of Common Stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (a) fail to furnish your taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number; (b) furnish an incorrect TIN; (c) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (d) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Termination of Exchange Act Registration

        Our Common Stock is currently registered under the Exchange Act and quoted on the OTC Bulletin Board.

        We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our Common Stock. As of the Record Date, we had approximately 1,436 holders of our Common Stock. Upon the effectiveness of the Reverse Stock Split, we will have approximately one record and street name holder of our Common Stock. We intend to terminate the registration of our Common Stock under the Exchange Act and to delist our Common Stock from the OTC Bulletin Board as promptly as possible after the effective date of the Amended Articles of Incorporation.

        Termination of registration under the Exchange Act will substantially reduce the information which we will be required to furnish to our stockholders. After we become a privately-held company, our stockholders will have access to our corporate books and records to the extent provided by the Nevada Revised Statutes, and to any additional disclosures required by our directors' and officers' fiduciary duties to us and our stockholders.

        The amendment will make many of the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, stockholders may be deprived of the ability to dispose of their Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Furthermore, there will no longer be a public market for our Common Stock, and market makers will not be able to make a market in our Common Stock.

        We estimate that termination of registration of our Common Stock under the Exchange Act will save us approximately $483,000 per year in accounting, stockholder communication and other expenses, plus an additional one-time savings of $300,000 in the first year to eighteen months due to not having to comply with the internal control of financial reporting requirements of Section 404 of the Sarbanes-Oxley Act. We also believe our management will have more time to devote to our operations once we become a private company. See also information under the caption "Special Factors—Reasons for and Purposes of the Reverse Stock Split" in this Information Statement.

DESCRIPTION OF THE REVERSE STOCK SPLIT

Amendment of Articles of Incorporation to Effect the Reverse Stock Split

        The Board determined that it is advisable to amend and restate our Articles of Incorporation to effect a 1-for-15,000,000 Reverse Split of Common Stock, and to provide for the cash payment of $0.01 per pre-split share in lieu of fractional shares of new Common Stock that would otherwise be issued following the Reverse Split.

Regulatory Approvals

        Aside from stockholder approval of the Amended Articles of Incorporation, the Amended Articles of Incorporation and the Reverse Stock Split are not subject to any regulatory approvals.

Vote Required

        A majority of the votes entitled to be cast at a special meeting by holders of the issued and outstanding shares of Common Stock was required to approve the Reverse Stock Split. We have been informed that the approximately 70.9% of the Common Stock beneficially owned or controlled on the record date by certain of our directors, executive officers and other stockholders will be voted in favor of the Reverse Stock Split at the Special Meeting.

        Under the Nevada Revised Statutes and other applicable law, the Reverse Stock Split does not require the approval of a majority of the unaffiliated stockholders. Our Board believes the Reverse Stock Split is in our best interests and in the best interests of all our stockholders. Therefore, the Board decided not to condition the approval of the Reverse Stock Split on approval by unaffiliated stockholders.

Holders as of Effective Date; Net Effect After Reverse Stock Split

        Stockholders holding fewer than 15,000,000 pre-split shares of Common Stock will be cashed out at a price of $0.01 per share, and the holdings of all other stockholders will be unchanged. Any stockholders whose shares are cashed out will have no continuing equity interest in the Company.

        NOMINEES AND BROKERS ARE EXPECTED TO DELIVER TO THE COMPANY'S APPOINTED EXCHANGE AGENT THE BENEFICIAL OWNERSHIP POSITIONS THEY HOLD. HOWEVER, IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES AND WISH TO ENSURE THAT YOUR OWNERSHIP POSITION IS ACCURATELY DELIVERED TO THE COMPANY'S EXCHANGE AGENT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE EFFECTIVE DATE OF THE REVERSE STOCK SPLIT.

        The proposed Amended Articles of Incorporation are attached as Annex A to this Information Statement. The Reverse Stock Split will become effective upon the filing of the proposed Amended Articles of Incorporation with the Office of the Secretary of State of the State of Nevada.

Exchange of Certificates for Cash Payment or Shares

        We will file the Amended Articles of Incorporation with the Office of the Secretary of State of the State of Nevada and effect the amendment set forth in Annex A. The Reverse Stock Split will become effective at the times set forth in the Amended Articles of Incorporation. Computershare Trust

Company, Inc. has been appointed as the Exchange Agent to carry out the exchange of certificates for cash.

        As soon as practicable after the Effective Date of the Reverse Stock Split, record holders holding fewer than 15,000,000 shares will be notified and asked to surrender their certificates representing shares of Common Stock to the Exchange Agent. Record holders owning fewer than 15,000,000 shares of Common Stock on the Effective Date will receive in exchange a cash payment in the amount of $0.01 per pre-split share. Those record holders beneficially owning at least 15,000,000 shares of Common Stock will continue to hold the same number of shares of Common Stock.

        If the Reverse Stock Split is effected, any stockholder owning fewer than 15,000,000 shares of the currently outstanding Common Stock will cease to have any rights with respect to our Common Stock, except to be paid in cash, as described in this Information Statement. No interest will be paid or accrued on the cash payable to holders of fewer than 15,000,000 shares after the Reverse Stock Split is effected.

        No service charges will be payable by stockholders in connection with the exchange of certificates for cash, all expenses of which will be borne by us.

        Nominees (such as a bank or broker) may have required procedures, and a stockholder holding Common Stock in street name should contact his or her nominee to determine how the Reverse Stock Split will affect them. The Exchange Agent appointed by us to carry out the exchange has informed us that nominees are expected to provide beneficial ownership positions to them so that beneficial owners may be treated appropriately in effecting the Reverse Stock Split. However, if you are a beneficial owner of fewer than 15,000,000 shares of Common Stock, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner to ensure that you will be considered a holder of record prior to the effective date of the Reverse Stock Split, which is anticipated to be on or after [                  , 2005] the date of the special meeting to which this Information Statement relates. A stockholder holding fewer than 15,000,000 shares of Common Stock in street name who does not transfer shares into a record account in a timely manner may not have his or her shares cashed out in connection with the Reverse Stock Split.

        In the event that any certificate representing shares of Common Stock is not presented for cash upon request by us, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the appropriate public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the shares of Common Stock have been properly presented for exchange.

Appraisal Rights

        Any stockholder that would receive in connection with the Reverse Stock Split cash in lieu of any fractional share of Common Stock to which such stockholder would otherwise be entitled has the right under the Nevada Revised Statutes to dissent and instead obtain payment of the fair value of such fractional share.

        Any stockholder that wishes to exercise its appraisal rights in connection with the Reverse Stock Split must deliver to the Company written notice of such stockholder's intent to do so not later than 8 a.m., Pacific Daylight Time, on                 , 2005 and must not vote in favor of the Reverse Stock Split. You may use the form attached hereto as Annex C to provide written notice to us of your intent to exercise Appraisal Rights. Simply appearing at the Special Meeting and abstaining or voting against the Reverse Stock Split will not be deemed to satisfy the notice requirement.

        A dissenting stockholder must provide written notice to the Company and must not vote his or her shares in favor of the Reverse Stock Split. A dissenting stockholder that does not provide written notice to the Company and simply appears at the Special Meeting and votes against the Reverse Stock Split will not be deemed to satisfy the notice requirement. A dissenting stockholder that appears at the Special Meeting and votes in favor of the Reverse Stock Split will be deemed to have waived his or her appraisal rights (see Nevada Revised Statutes Section 92A.420, set forth in Annex F). If any dissenting stockholder and the Company cannot agree to the fair value of such fractional share, such fair value would be determined in a proceeding before a district court of the State of Nevada. Any determination of the fair value of any dissenting stockholder's Common Stock would occur after the Company has effected the Reverse Stock Split, which effect will occur within 30 days of the receipt of any stockholder's demand for payment. Set forth in Annex F to this Information Statement is a copy of the Nevada Revised Statute provisions governing the rights of dissenting stockholders.

FINANCING OF THE REVERSE STOCK SPLIT

        Completion of the Reverse Stock Split will require approximately $435,000, which includes approximately $370,000 in legal costs, exchange agent fees and other expenses related to the transaction, plus approximately $65,000 in payments to holders of our Common Stock holding fewer than 15,000,000 shares. As a result, we will have decreased working capital and borrowing capacity following the Reverse Stock Split which may have a material effect on our capitalization, liquidity, results of operations and cash flow. The costs of the transaction and related fees and expenses will be paid from currently available cash held by us. You should read the discussion under the caption "Costs of the Reverse Stock Split" in this Information Statement for a description of the fees and expenses we expect to incur in connection with the transaction.

COSTS OF THE REVERSE STOCK SPLIT

        The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Reverse Stock Split. Final costs of the transaction may be more or less than the estimates shown below. We will be responsible for paying these costs. Please note that the following estimate of costs does not include the actual cost of paying for fractional shares of those stockholders holding fewer than 15,000,000 shares of Common Stock pursuant to the Reverse Stock Split, which we project to be $65,269. These costs include a director and officer insurance tail policy which we anticipate purchasing upon termination of our public company status. This tail policy will provide coverage for our current and former directors and officers in lieu of the existing director and officer insurance.

Director and officer insurance tail policy	20,000
Legal fees	250,000
Transfer and exchange agent fees	25,000
Fees for Kaulkin Ginsberg Company fairness opinion	30,000
Printing and mailing costs	25,000
Commission filing fees*	-0-
Accounting fees	10,000
Miscellaneous	10,000
Total	370,000

*
Less than $100.

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE REVERSE STOCK SPLIT

        We expect our business and operations to continue as they are currently being conducted, except as disclosed in this Information Statement, including the disclosure related to the possible equity investment of Lighthouse in the Company following the Reverse Stock Split. The equity investment of

Lighthouse in the Company is conditioned upon the Company engaging in a going-private transaction, and terminating the registration of its Common Stock under Section 12(g) of the Exchange Act.

        We expect to realize time and cost savings as a result of terminating our public company status. When the Reverse Stock Split is consummated, all persons owning fewer than 15,000,000 shares of Common Stock at the effective time of the Reverse Stock Split will no longer have any equity interest in, and will not be stockholders of, the Company, and therefore will not participate in any savings that we anticipate as a private company.

        When the Reverse Stock Split is effected, we believe that, based on our stockholder records, FSP will own 100% of the outstanding Common Stock, prior to any investment by Lighthouse or any other third party in the Company. See also information under the caption "Security Ownership of Certain Beneficial Owners and Management" in this Information Statement. When the Reverse Stock Split is effected, members of the Board and our executive officers will beneficially own approximately 100% of the outstanding Common Stock, due to certain Board members' and executive officers' interest in FSP.

        We plan, following the consummation of the Reverse Stock Split, to become a privately held company. The registration of our Common Stock under the Exchange Act will be terminated and our Common Stock will cease to be listed on the OTC Bulletin Board. In addition, because our Common Stock will no longer be publicly held, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and our officers and directors and stockholders owning more than 10% of Common Stock will be relieved of the stock ownership reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. Further, we will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Commission. Among other things, the effect of this change will be a savings to us in not having to comply with the requirements of the Exchange Act.

RECOMMENDATION OF THE BOARD WITH RESPECT TO
THE AMENDMENT AND THE REVERSE STOCK SPLIT

        The Board believes that the Reverse Stock Split is fair to our stockholders, including those whose interests are being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split.

        In consideration of the factors discussed under the captions "Special Factors—Reasons for and Purposes of the Reverse Stock Split," "Special Factors—Strategic Alternatives Considered," "Background of the Reverse Stock Split" and "Fairness of the Reverse Stock Split to Stockholders" in this Information Statement, the Board approved the Reverse Stock Split by a unanimous vote of the Board, submitted the Amendment and the Reverse Stock Split to a vote of the requisite number of stockholders holding sufficient shares to approve the transaction and recommended that such stockholders vote for approval and adoption of the Amended Articles of Incorporation and the payment of cash of $0.01 per pre-split share to record holders who hold fewer than 15,000,000 shares as described above. Each member of the Board and each of our officers who owns, or controls directly or indirectly, shares of Common Stock intends to vote his shares, or cause all such controlled shares to be voted, in favor of the Reverse Stock Split. Two members of our three member Board serve as managing directors of FSP, and the sole remaining member is employed as our CEO. See "Interest of Certain Persons" above.

Reservation of Rights

        Assuming the Reverse Stock Split is approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interests of our stockholders. The Board presently believes that the Reverse Stock Split is in the best interests of the

Company and our unaffiliated stockholders and thus recommends a vote for the proposed Amended Articles of Incorporation. Nonetheless, the Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Reverse Stock Split. If the Board decides to withdraw or modify the Reverse Stock Split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.

SUMMARY FINANCIAL INFORMATION

        See Annex D to this information statement for our audited balance sheet as of Sept ember 30, 2004 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two fiscal years in the period ended September 30, 2004.

        See Annex E to this information statement for our unaudited condensed consolidated financial statements for the interim period ended March 31, 2005.

        Set forth below is a summary of the Financial Information provided in Annexes D and E:

Operating Results Data:	For the Fiscal Year Ended September 30, 2004	For the Fiscal Year Ended September 30, 2003	For the Interim Period ended March 31, 2005	For the Interim Period ended March 31, 2004
Operating Revenues	$8,059,384	$9,537,602	$3,684,922	$3,815,524
Operating Loss	$(1,217,300)	$(2,593,728)	$(364,035)	$(526,690)
Net Loss	$(2,034,380)	$(3,572,112)	$(768,383)	$(952,626)
Earnings Loss Per Common Share—basic and diluted	$(0.10)	$(0.17)	$(0.04)	$(0.04)
Fixed Charges (Interest Expense)	$929,117	$1,033,822	$453,426	$466,127
Ratio of Earnings to Fixed Charges	-109%	-246%	-67%	-117%
Total Assets	$12,567,567	$14,181,867	$12,248,755	$13,490,795
Total Liabilities	$15,613,055	$15,192,975	$16,062,626	$15,454,528
Stockholders' Equity (Deficit)	$(3,045,488)	$(1,011,108)	$(3,813,871)	$(1,963,733)
Book Value per Common Share—diluted	$(0.14)	$(0.05)	$(0.18)	$(0.09)

        During the 12 months prior to the public announcement of the Reverse Stock Split, our stock traded infrequently, with reported trades occurring on only four days, and with an average daily trading volume of approximately 113 shares on the four days during which our Common Stock traded for such 12-month period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information, as of December 31, 2004, concerning shares of our voting securities beneficially owned by (i) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding voting securities, (ii) each of our directors and executive officers and (iv) all directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Common Stock	FBR Financial Services Partners(2) Potomac Tower 1001 Nineteenth Street North Arlington, VA 22209	15,000,000	69.7%
Common Stock	Mac & Co. P.O. Box 1396 Pittsburgh, PA 15230-1396	2,000,000	9.3%
Common Stock Preferred Stock	Lacayo Family Trust(4) 9611 Glenbrook Street Cypress, CA 90630	387,048 117,060	1.8 33.9	% %
Common Stock	Manuel Occiano(5)	758,308	3.4%
Common Stock Preferred Stock	Farrest Hayden(3) P.O. Box 814 Los Alamitos, CA 90720	7,449 121,088	* 35	% %
Common Stock Preferred Stock	Thomas Ziegler 17722 Cassia Tree Lane Irvine, Ca. 92612	274,000 106,852	1.3 30.9	% %
Common Stock	George L. McCabe, Jr.(6)	15,000,000
Common Stock	Edward M. Wheeler(7)	15,000,000
all directors and officers as a group (3 persons)	Common stock Preferred stock	15,758,308 0	70.9%

(1)
Beneficial ownership is determined in accordance with the applicable rules under the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership deemed outstanding of any other person. Percentage of ownership is based on 21,526,909 shares of Common Stock and 345,000 shares of preferred stock.

(2)
Messrs. George L. McCabe, Jr. and Edward C. Wheeler, our directors, are managing directors of FBR Financial Services Partners, L.P.

(3)
Mr. Farrest Hayden was a director until he resigned in April, 2000.

(4)
Mr. Otto J. Lacayo, a trustee for the Lacayo Family Trust, was a director until he resigned on May 30, 2000.

(5)
Mr. Manuel Occiano is a director and our chief executive officer. Includes 692,308 shares of common stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of options.

(6)
Includes 15,000,000 shares of common stock held by FBR Financial Services Partners, L.P. Mr. McCabe, our director, is a managing director of FSP, and may be deemed to have voting or investment control with respect to these shares. Mr. McCabe disclaims beneficial ownership with respect to these shares.

(7)
Includes 15,000,000 shares of common stock held by FBR Financial Services Partners, L.P. Mr. Wheeler, our director, is a managing director of FSP, and may be deemed to have voting or investment control with respect to these shares. Mr. Wheeler disclaims beneficial ownership with respect to these shares.

TRADING MARKET AND PRICE OF OUR COMMON STOCK AND DIVIDEND POLICY

        Our Common Stock is traded under the symbol "RVCR.PK" through the OTC Electronic Bulletin Board maintained by the National Association of Security Dealers, Inc. (the "OTC Bulletin Board"). The OTC Bulletin Board has no financial eligibility standards and is totally separate from the National Association of Securities Dealers Automatic Quotation System. The OTC Bulletin Board does not constitute an active trading market and trading in our Common Stock is limited and sporadic. The following table sets forth the range of high bid and low bid quotations for our Common Stock for the Fiscal periods indicated. The quotations are inter-dealer prices in the over-the-counter market without retail mark-ups, markdowns or commissions, and may not represent actual transactions.

Bid Quotations

2005	High	Low
3rd Quarter ending 6/30 (to date)	No Reported Trades
2nd Quarter ending 3/31	No Reported Trades
1st Quarter ending 12/31	0.01	0.01
2004	High	Low
4th Quarter ending 9/30	0.010	0.010
3rd Quarter ending 6/30	0.010	0.010
2nd Quarter ending 3/31	0.040	0.010
1st Quarter ending 12/31	0.040	0.020
2003	High	Low
4th Quarter ending 9/30	0.040	0.040
3rd Quarter ending 6/30	0.090	0.010
2nd Quarter ending 3/31	0.070	0.010
1st Quarter ending 12/31	0.080	0.070

        We have not paid any cash dividends to our stockholders since at least 1995 and at this time we do not anticipate making any payments in the future. Any future declaration and payment of cash dividends will be subject to the discretion of the Board, and will depend upon our results of operations, financial condition, cash requirements, future prospects, changes in tax legislation and other factors deemed relevant by our Board.

        On [                        ], 2005, the last trading day prior to the initial announcement of the Reverse Stock Split proposal, our stock's closing price per share was $[            ]. On [                        ], 2005, the last practicable trading day prior to the date of this Information Statement, our Common Stock's closing price was $[            ].

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following document that we filed with the Commission, File No. 0-17192, is incorporated by reference in this Information Statement, except for any discussion therein of the "safe harbor" protections for forward-looking statements provided under The Private Securities Litigation Reform Act of 1995: the Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004.

        All documents and reports that we filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement shall be deemed to be incorporated by reference in this Information Statement and be a part hereof from the respective dates of the filing of those documents or reports.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is deemed to be incorporated by reference herein) modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

AVAILABLE INFORMATION

        We are subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, these reports, proxy statements and other information are available from the Edgar filings obtained through the Commission's Internet Website (http://www.sec.gov).

        By Order of the Board of Directors,

/s/ MANUEL OCCIANO
Dated: August 11, 2005	Manuel Occiano
Cypress, California	Chief Executive Officer

ANNEX A

FORM OF CERTIFICATE OF AMENDMENT OF ARTICLES OF
INCORPORATION TO EFFECT REVERSE STOCK SPLIT

        Pursuant to Chapter 78.209 and 78.390 of the Nevada Revised Statutes ("NRS"), it is hereby certified that:

          1.     The name of the corporation (the "Corporation") is RevCare, Inc.

          2.     The board of directors of the Corporation has adopted a resolution pursuant to NRS 78.207, and has obtained approval of the stockholders, to effect a reverse stock split of our issued and outstanding shares of Common Stock from 15,000,000 shares to one (1) share, with no fractional shares of Common Stock to be issued as a result of the reverse stock split, such that holders of less than 15,000,000 shares of Common Stock to receive a cash payment of $0.01 in lieu of each fractional share.

          3.     The current number of authorized shares is 55,000,000, consisting of 50,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Series A Preferred Stock, $0.001 par value.

          4.     The new number of authorized shares, after the reverse stock split, is 505,000, consisting of consisting of 5,000 shares of Common Stock, $0.001 par value, and 500,000 shares of Series A Preferred Stock, $0.001 par value.

          5.     The effect of the reverse stock split will be to reduce the number of outstanding shares to one (1) share of Common Stock.

          6.     Holders of fractional shares will have the right to receive $0.01 in cash per pre-reverse stock split share.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its [officer title] by affirmation of his signature below, under penalties of perjury, that the instrument is his act and deed on behalf of the Corporation, and that the facts stated herein are true and correct.

        DATED as of this            of            , 2005.

By:
Name:
Title:

A-1

ANNEX B

OPINION OF KAULKIN GINSBERG COMPANY

[Letterhead of Kaulkin Ginsberg Company]

{June 1, 2005}

Board of Directors
RevCare, Inc.
5400 Orange Avenue, Suite 200
Cypress, California 90630

Dear Members of the Board:

        Kaulkin Ginsberg Company ("Kaulkin Ginsberg") has acted as financial advisor to the Board of Directors of RevCare, Inc. ("RevCare") for the sole purpose of rendering our opinion to the Board of Directors of RevCare (the "Board") as to the fairness, from a financial point of view, to the stockholders of RevCare ("Stockholders"), of the consideration payable to the Stockholders in connection with the proposed cash purchase by RevCare of fractional shares (the "Transaction") subsequent to a reverse stock split of the outstanding RevCare shares. The fractional shares will represent, subsequent to a reverse stock split, those shares not held by FBR Financial Services Partners, L.P., the majority shareholder. This letter summarizes our fairness opinion advisory service provided to the Board ("Opinion") in connection with the Transaction.

TRANSACTION

        Under the terms of the proposed transaction, RevCare will transact a Reverse Stock Split ("Split") of outstanding shares. The Split will be affected on a 15,000,000 to 1 basis. Immediately subsequent to the Split, RevCare will tender for the resultant fractional shares at a Price of $.01 per share ("Price"). Upon completion of the tender, the Board will authorize the transacting of the appropriate actions to convert RevCare to a private concern.

SCOPE OF OUR ENGAGEMENT

        In connection with our engagement, we have performed the analyses and reviews that we believe necessary to determine if the Price is fair, from a financial point of view, to the Stockholders and to deliver our opinion regarding fairness to the Board. Our Engagement has included the following:

  (i)
  A review and analysis of the financial terms of the Transaction

  (ii)
  A review and evaluation of the financial condition of the business and financial prospects of RevCare.

        Kaulkin Ginsberg has not provided any accounting, tax-related advisory or other financial services to RevCare in connection with the Transaction. Accordingly, we have not advised RevCare with respect to alternative related transactions; or legal or financial matters.

        Upon the completion of our review and analysis, we advised the Board on May 3, 2005 of our opinion as to whether, as of that date and based on and subject to the assumptions and limitations contained in our written opinion, from a financial point of view, the price payable to the fractional Stockholders upon consummation of the Transaction is fair to those fractional Stockholders (the "Opinion"). This Opinion formalizes and supersedes that verbal report provided by us to the Board.

        Kaulkin Ginsberg will be paid a fee for its services as financial advisor to RevCare in connection with the engagement, a portion of which is due and payable upon the delivery of this opinion, but none of which is contingent upon the outcome of our analysis of the Transaction.

DUE DILIGENCE

        In connection with our engagement, and in arriving at this Opinion, Kaulkin Ginsberg has made such reviews, studies, analyses and consultations that we deemed necessary to the engagement. Among other things, we:

  (i)
  Reviewed with the Board and Counsel the proposed Transaction;

  (ii)
  Reviewed selected public information on the collection industry segments served by RevCare;

  (iii)
  Reviewed RevCare's audited financial statements for Fiscal Year 2002, Fiscal Year 2003, and Fiscal Year 2004;

  (iv)
  Reviewed publicly filed documents that we considered relevant, to include SEC Forms 8K, Forms 10KSB and Forms 10QSB;

  (v)
  Reviewed selected internal financial analyses and forecasts prepared by management of RevCare relating to its business;

  (vi)
  Reviewed, and determined to be irrelevant to the analysis of RevCare, the stock market capitalizations and valuation ratios of public companies whose lines of business were considered sufficiently similar to those of RevCare;

  (vii)
  Compared the proposed financial terms of the Price, and the resultant implied valuation of RevCare, with the proprietarily available financial terms of certain transactions involving companies we deem relevant and the consideration received for such companies;

  (viii)
  Performed analyses to consider the enterprise value of RevCare; giving specific emphasis on the potential transfer value of RevCare customers and service offerings;

  (viii)
  Determined, based on our judgment, the relative enterprise value range of RevCare to be $3,000,000 to $4,000,000. This was compared, specifically relative to the formation of our Opinion, to the long term debt of $5,426,099 and total liabilities of $15, 531,326 as of December 31, 2004 (Quarter 1, Fiscal year 2005).

  (ix)
  Discussed the foregoing information where appropriate with management of RevCare; and

  (x)
  Conducted such other analyses, studies and inquiries as we deemed appropriate for purposes of arriving at our Opinion.

CONDITIONS OF OPINION

        In connection with the analysis underlying this opinion, we have accepted at face value and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial budget and other information and selected data made available or furnished to or otherwise reviewed by or discussed with us for purposes of this opinion. We have not independently verified or investigated any of the assumptions, estimates, or judgments referred to in such financial budget, information, data and material and we are not responsible for any errors or inaccuracies, should any so exist, in such budget, information, data and material. Further, we have assumed that there has been no material adverse change in the assets, financial condition, business or prospects of RevCare, since the date of the most recent financial statements and budget made available to us.

        With respect to the financial budget provided to or otherwise reviewed by or discussed with us, we have been advised by the management of RevCare that such budget has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of RevCare as to the expected future results of operations and financial conditions of RevCare to which such budget relates. We can give no assurance, however, that such financial budget can be realized or that actual results will not vary materially from those projected.

        In connection with all budgets, information, data and material provided to us by Revcare, management of RevCare has advised us that they have not omitted or failed to provide, or caused to be omitted or undisclosed to Kaulkin Ginsberg any analyses, data, material or other information necessary in order to make any financial data, material or other information provided to us by Revcare not misleading in light of the circumstances under which such budgets, information, data or material was provided. In the course of our review, we have not learned any specific facts which would lead us to believe that our acceptance and reliance on such budgets, information and data was unreasonable.

        We have not conducted or have been provided with an independent valuation or appraisal of the assets or liabilities, including realty, of RevCare nor have we made any physical inspection of the property or assets of RevCare. In connection with our engagement, we were not requested to, and did not, solicit third party indication of interest in the possible acquisition of all or a part of RevCare.

        We express no view as to, and this Opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for RevCare or the effect of any other transaction in which RevCare might engage.

        The analysis we have undertaken in connection with rendering this Opinion involves the exercise of judgment on our part, as to which differences of opinion may exist. This Opinion is necessarily based on market, economic and other conditions and circumstances existing and made known to us as of, the date of this Opinion. Accordingly, subsequent developments may materially affect this Opinion, however, we do not have an obligation to, and have not undertaken to, update, revise or reaffirm this Opinion.

        This Opinion is provided only for the information of the Board in connection with and for the purposes of its evaluation of the proposed Transaction. It is understood that this Opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Price and we express no opinion as to the underlying decision by the management of RevCare to engage in the Transaction. This Opinion is not intended to be and does not constitute a recommendation to any Stockholder as to how such Stockholder should respond to the Price or the proposed Transaction or any other matters related to the Transaction. This Opinion is intended only to supplement, not substitute for other due diligence required in connection with the proposed Transaction or any related Transaction.

        It is understood that this Opinion is limited to the matters set forth herein as of the date hereof, and no opinion may be inferred or implied beyond the matters expressly contained herein or beyond the date hereof. This Opinion and the reviews, analyses, studies and consultations performed in connection therein are limited to matters within the scope of our engagement as set forth in the engagement letter, dated April 11, 2005 (the "Engagement Letter"), and (ii) subject to the terms and conditions described in the Engagement Letter.

        Except as required and subject to the foregoing, it is our opinion that as of the date hereof, the Price payable to the fractional Stockholders is fair, from a financial point of view, to the fractional Stockholders.

Very truly yours,

/s/  KAULKIN GINSBERG COMPANY

Kaulkin Ginsberg Company

ANNEX C

INTENT TO EXERCISE APPRAISAL RIGHTS

RevCare, Inc.
5400 Orange Avenue, Suite 200
Cypress, CA 90630

Attention: Chief Financial Officer

Re: Demand for Payment of Fair Value of Fractional Share in Connection with Reverse Stock Split

        The undersigned stockholder of RevCare, Inc. (the "Corporation") hereby demands pursuant to Section 92A.440 of the General Corporation Law of the State of Nevada that the Corporation pay to the undersigned the fair value of the fractional share of Class A voting Common Stock, par value $0.001 per share, that the undersigned would be entitled to in connection with the reverse stock split (the "Reverse Stock Split") to be effected by the Corporation, as described in the transaction statement, dated [DATE], 2005, sent by the Corporation to its stockholders, if the Corporation had not elected to pay cash in lieu of issuing such fractional share.

        The undersigned hereby certifies that he/she currently beneficially owns            shares of Common Stock, before giving effect to the proposed Reverse Stock Split. The undersigned hereby certifies that he/she acquired beneficial ownership of            of such shares before [    , 2005] the date on which the Corporation first publicly announced, by press release and by current report filed with the United States Securities and Exchange Commission, its intention to effect the Reverse Stock Split. The undersigned hereby acknowledges that he/she is not entitled to receive payment of the fair value of any shares of Common Stock he/she acquired after such date unless he/she agrees to accept such payment in full satisfaction of his demand.

(Name as it appears on share certificates)
(Signature)
(Date)

C-1

ANNEX D

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheet as of September 30, 2004
Consolidated Statements of Operations for the Years ended September 30, 2004 and 2003
Consolidated Statements of Shareholders' Equity (Deficit) for the Years Ended September 30, 2004 and 2003
Consolidated Statements of Cash Flows for the Years Ended September 30, 2004 and 2003
Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To RevCare, Inc.:

        We have audited the accompanying consolidated balance sheet of RevCare, Inc. (a Nevada corporation) and subsidiaries as of September 30, 2004, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the two years in the period ended September 30, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RevCare, Inc. and subsidiaries as of September 30, 2004, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 2004, in conformity with United States generally accepted accounting principles.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company incurred net losses of $2,034,380 and $3,572,112 for the years ended September 30, 2004 and 2003, respectively, and as of September 30, 2004, the Company's current liabilities exceeded its current assets by $6,668,788 and had a deficit in shareholders' equity of $3,045,488. The Company also anticipates that it will not have sufficient cash flow to fund its operations through the end of fiscal 2005. These factors, among others, as discussed in Note 1 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN MCCANN P.C.

Los Angeles, California

December 22, 2004 (except with respect to the matter discussed in Note 13 as to which the date is December 29, 2004)

REVCARE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

September 30, 2004

ASSETS
Current assets:
Cash	$264,808
Restricted cash	1,332,658
Accounts receivable, net of allowance for doubtful accounts of $202,163	965,261
Prepaid expenses and other	378,506

Total current assets	2,941,233
Goodwill	6,865,293
Property and equipment, net	2,571,041
Note receivable from officer	100,000
Employee advances	90,000

Total assets	$12,567,567

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Bank overdraft	$18,063
Accounts payable	1,163,771
Collections payable to customers	1,874,181
Accrued liabilities	938,453
Lines of credit	276,284
Notes payable	625,000
Current portion of notes payable to vendors	27,015
Current portion of capital lease obligations	88,581
Current portion of notes payable to related parties	4,211,666
Current portion of financing obligation	387,007

Total current liabilities	9,610,021
Capital lease obligations, less current portion	88,524
Notes payable to vendors, less current portion	159,923
Note payable to Lighthouse	260,275
Notes payable to related parties, less current portion	551,811
Financing obligation, less current portion	4,942,501

Total liabilities	15,613,055

COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDERS' EQUITY (DEFICIT):
Series A convertible, redeemable preferred stock, $0.001 par value, stated at $2 liquidation preference per share, 5,000,000 shares authorized; 345,000 shares issued and outstanding	690,000
Common stock, $0.001 par value; 55,000,000 shares authorized; 21,526,909 shares issued and outstanding	21,520
Paid-in capital	10,658,282
Accumulated deficit	(14,365,290)

(2,995,488)
Less common stock in treasury at cost, 33,000 shares	(50,000)

Total shareholders' equity (deficit)	(3,045,488)

$12,567,567

The accompanying notes are an integral part of these consolidated financial statements.

REVCARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND 2003

	2004	2003
REVENUES
Service fees	$7,935,250	$9,537,602
Sale of portfolio receivables	124,134	—

	8,059,384	9,537,602

OPERATING EXPENSES:
Salaries, wages and related benefits	4,059,313	5,730,064
Business segments operating expenses	1,235,496	1,719,089
Selling, general and administrative	2,995,067	4,248,596
Goodwill impairment expense	625,500	—
Depreciation and amortization	361,308	433,581

Total operating expenses	9,276,684	12,131,330

OPERATING LOSS	(1,217,300)	(2,593,728)

OTHER INCOME (EXPENSE):
Interest expense, net	(929,117)	(1,033,822)
Rental operations, net	101,907	38,065
Other	10,130	(9,592)

Total other expenses	(817,080)	(1,005,349)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(2,034,380)	(3,599,077)
INCOME TAX PROVISION	—	—

LOSS FROM CONTINUING OPERATIONS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(2,034,380)	(3,599,077)
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAXES (INCLUDING GAIN ON SALE OF HELP OF $1,253,767 IN 2003)	—	1,603,293
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	(1,576,328)

NET LOSS	$(2,034,380)	$(3,572,112)

BASIC AND DILUTED LOSS PER SHARE:
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.10)	$(0.17)
Income from discontinued operations, net of taxes (including gain on sale of HELP of $1,253,767 in 2003)	—	0.07
Cumulative effect of change in accounting principle	—	(0.07)

Net Loss	$(0.10)	$(0.17)

Weighted average shares used in all calculations (basic and diluted)	21,526,909	21,526,909

The accompanying notes are an integral part of these consolidated financial statements.

REVCARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND 2003

	Series A Convertible Redeemable Preferred Stock
			Common Stock					Total Shareholders' Equity (Deficit)
					Paid-in Capital	Accumulated Deficit	Treasury Stock
	Shares	Amount	Shares	Amount
BALANCES, at September 30, 2002	345,000	$690,000	21,526,909	$21,520	$10,658,282	$(8,758,798)	$(50,000)	$2,561,004
Net Loss	—	—	—	—	—	(3,572,112)	—	(3,572,112)

BALANCES, at September 30, 2003	345,000	$690,000	21,526,909	$21,520	$10,658,282	$(12,330,910)	$(50,000)	$(1,011,108)
Net Loss	—	—	—	—	—	(2,034,380)	—	(2,034,380)

BALANCES, at September 30, 2004	345,000	$690,000	21,526,909	$21,520	$10,658,282	$(14,365,290)	$(50,000)	$(3,045,488)

The accompanying notes are an integral part of these consolidated financial statement.

REVCARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(2,034,380)	$(3,599,077)
Adjustments to reconcile loss from continuing operations to net cash provided by(used in) continuing operations:
Depreciation and amortization	361,308	433,581
Loss on disposal of property and equipment	5,803	—
Goodwill impairment	625,500	—
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	702,941	367,168
Decrease (Increase) in notes receivable from customer	39,139	(39,139)
Increase in prepaid expenses and other	(28,969)	(344,433)
Increase in accounts payable	101,133	364,102
Increase (Decrease) in collections payable to customers	46,230	(347,195)
Decrease in accrued liabilities	(23,133)	(321,424)

Net cash used in continuing operations	(204,428)	(3,486,417)

Income from discontinued operations	—	349,526

Net cash used in- operating activities	(204,428)	(3,136,891)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,900)	(1,132)
Increase in restricted cash	(280,688)	(1,027,538)

Net cash used in investing activities	(283,588)	(1,028,670)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in lines of credit	(289,460)	120,910
Proceeds from note payable	625,000	—
Proceeds from note payable from Lighthouse	260,275	—
Net proceeds from financing obligation	—	5,786,633
Proceeds from related party notes payable	162,162	1,500,000
Proceeds from notes payable to vendors	188,936	—
Principal payments on financing obligations	(367,989)	(89,136)
Principal payments on notes payable to related parties	(225,000)	(411,048)
Principal payments on notes payable	(2,000)	—
Principal payments on mortgage note payable	—	(2,886,894)
Principal payments on capital lease obligations	(69,646)	(93,327)
Decrease in bank overdraft	(106,858)	(66,885)

Net cash provided by financing activities	175,420	3,860,253

NET DECREASE IN CASH	(312,596)	(305,308)
CASH, at beginning of year	577,404	882,712

CASH, at end of year	$264,808	$577,404

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCING ACTIVITIES:
Interest paid	$531,124	$615,605

Interest payable converted to debt	$19,369	$539,933

Exchange of HELP for reduction of debt	$—	$1,900,000

The accompanying notes are an integral part of these consolidated financial statements.

REVCARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004

1.
Organization and Basis of Presentation

        RevCare, Inc. (formerly known as Cypress Financial Services, Inc.), a Nevada corporation, (together with its subsidiaries, the "Company"), provides accounts receivable management, administration, and debt collection services primarily to health care providers and consumer credit issuers.

        The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of obligations in the normal course of business. The Company generated net losses of $2,034,380 and $3,572,112 in fiscal years 2004 and 2003, respectively. In addition, the Company had a deficit of $3,045,488 and a working capital deficit of $6,668,788 at September 30, 2004. The working capital deficit includes $3,254,361 of principal and accumulated interest that the Company owes to its largest shareholder, FBR, which has provided funding to the Company in the past. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

        Management believes that the recent losses are primarily attributable to a decrease in revenues from its service lines which more than compensated for significant decreases in operating costs. The Company lost more clients than it gained in 2004. The Company's cash balances may be diminished during 2005 due to many factors, including the use of cash for operations, changes in working capital, capital expenditures, repayment of outstanding notes payable and related interest and other factors. The number of major receivable management contracts for the Company in 2005 is expected to be a little higher than 2004 and we expect this trend to continue. However, implementation and installation costs of new contracts will negatively impact the Company's cash balances. Despite these factors, the Company believes that available funds and cash flows expected to be generated by current operations will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for its operating segments for at least the next twelve months. However, the Company will not have sufficient cash to repay non-operating liabilities (primarily the Notes Payable and Financing Obligations) and credit facilities that will be due during the next twelve months.

        The Company will be required to consider other financing alternatives during the next twelve months or thereafter as a result of future business developments, including any acquisitions of business assets, any shortfall of cash flows generated by future operations in meeting the Company's ongoing cash requirements, or if the Company was unable to renew or replace the current credit facility after its expiration in February 2005. Such financing alternatives could include selling additional equity or debt securities, obtaining long or short-term credit facilities, or selling operating assets. No assurance can be given, however, that the Company could obtain such financing on terms favorable to the Company or at all. Any sale of additional common stock or convertible equity or debt securities would result in additional dilution to the Company's shareholders. As a component of the process of requesting any additional financing that may be required, management may approach FBR. However, there can be no assurance that such financing could be arranged on terms satisfactory to us or FBR, or at all.

2.
Summary of Significant Accounting Policies

a.
Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of RevCare, Inc. and its wholly owned subsidiaries. All significant inter-company accounts have been eliminated in consolidation.

  b.
  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

  c.
  Revenue Recognition

          i.    Service Fees

        The Company provides collection, auditing, billing and staffing services for entities primarily in the healthcare industry for a fee. Revenue recognition varies between the business segments based upon the services provided.

        Revenues from the delinquent debt and insurance collection practices are based on a percentage of total collections per each contract. Such revenues are recognized upon receipt of cash from the third-party payers that the Company collects from on behalf of its client.

        Revenues from the auditing and billing divisions are based on respective contractual percentage of payments received by our clients. Customers, comprised mostly of insurance companies, generally make payments to our clients who then report such amounts to the Company. The Company recognizes revenues based on such payment reports.

        Revenue from the staffing division is recognized based upon hourly rates, and is recorded as services are rendered. The Company's payroll system posts staffing division hours to individual projects on a monthly basis. The Company bills its clients for the hours incurred at the contract rates. In August 2003, we entered into an Exchange Agreement with Russell and Suzette Mohrmann and their affiliate, Hospital Employee Labor Pool, a California corporation, or HELP, pursuant to which there was a transfer of substantially all the assets related to our administrative and back office temporary staffing division. See Note 12, for more information regarding this matter.

          ii.    Sale of Portfolio Receivables and Securitized Residual Interest

        We previously purchased charged-off accounts receivable portfolios. Collections from these portfolios represented a portion of our revenues. Portions of these portfolios were also sold to provide additional revenues. We discontinued purchasing these portfolios in 1999 and subsequent to September 30, 2001, we sold our remaining portfolios and assets included in the Company's 1998 securitization. The terms of the sale included an immediate payment of $300,000 and a contingency payment of up to $350,000. As of September 30, 2004, the Company has received additional consideration of $124,134 from the buyer for collections received through April 2004 that were subject to the contingency payment. This amount was recognized as revenue on sale of portfolio receivables in the accompanying financial statements and was settled by cash receipts of $79,037, revenue accrual of $13,000, the elimination of a $62,348 liability due to buyer and the collection of $30,251 accounts receivables. We also received an additional $50,000 subsequent to September 30, 2004. Additional receipt of contingent payments will be dependent upon the success of the buyer in its collections; therefore, we are unable to predict the timing of any additional payments.

  d.
  Accounts Receivable and Allowance for Doubtful Accounts

        As of September 30, 2004, accounts receivable and the related allowance for doubtful accounts were comprised of the following:

Billed receivables	$1,109,883
Unbilled receivables	57,541

Total	1,167,424
Allowance for doubtful accounts	(202,163)

Accounts receivable, net of allowance for doubtful accounts	$965,261

        Unbilled receivables primarily relate to the cost of services provided by our managed care unit upon its completion of the work as required by the respective contracts but has not been invoiced at the end of an accounting period. These amounts are subsequently classified as billed receivables when the respective invoices are sent to the clients.

        The Company maintains allowances for doubtful accounts for estimated losses resulting from our customer's inability to make required payments. Management reviews all accounts receivable on a monthly basis. Specific invoices over 60 days are discussed with clients. Based upon historical experience with individual clients, management assesses whether a specific reserve is required for each invoice or client balance.

        The Company has generally improved the size and quality of its clients, which has reduced the level of write-offs over the last fiscal year ended September 30, 2004. The financial condition of a potential client is reviewed to determine credit worthiness. Should a potential client's credit worthiness come into question, the Company has two options; either reject the engagement or accept the client as a "Net" remit client. Under the "Net" remit option, the Company retains the portion of the collections that represent fees to the Company instead of remitting the entire amount collected and invoicing the client for the fees due.

  e.
  Property and Equipment

        Furniture, fixtures and equipment are carried at cost and depreciated using either straight-line or accelerated methods over the estimated useful lives of the assets, which are generally 4 to 7 years. The building is depreciated over a period of 39 years. Repairs and maintenance are charged to expense as incurred; replacements and improvements that extend the useful life of the assets are capitalized. As of May 21, 2003, the building was sold and leased back to the Company (see Note 7).

  f.
  Impairment of Long-Lived Assets

        The Company assesses the recoverability of its long-lived assets on an annual basis or whenever adverse events or changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such long-lived assets may not be sufficient to support the net book value of such assets. Such a triggering event could include a significant decrease in the market value of an asset, or a significant change in the extent or manner in which an asset is used or a significant physical change in an asset. If undiscounted cash flows are not sufficient to support the recorded assets, impairment is recognized to reduce the carrying value of the long-lived asset to the estimated fair value. Estimated fair value will be determined by discounting the future expected cash flows using a current discount rate in effect at the time of impairment. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain of the Company's long-lived assets are assessed.

  g.
  Collections Payable to Customers

        The Company records liabilities for collections received on behalf of its customers as collections payable to customers. Most of our customer contacts do not require these collected funds to be segregated from our operating cash accounts. Accordingly, these amounts are included in cash until remitted to customers. Amounts that are required to be segregated and held in separate accounts are shown as Restricted Cash in the accompanying consolidated balance sheet.

        Commencing in September 2001, in some cases where California-based delinquent debt collection clients did not have the agreement with the Company which required the Company to maintain the funds collected on the clients' behalf in a separate account, the Company transferred funds from the client account to its general operating account. In addition, payments to such clients were withheld for 90 to 120 days, and sometimes longer. The Company has relied upon the repeal of previous California statutes requiring segregation of client funds by collection agencies when our client contract did not contain an express provision requiring segregation. In July 2003, the Company determined, despite the lack of clear authority, that the practice of transferring client funds to operating accounts or delay on remitting funds might be deemed a breach of our obligations. Since the Company is unable to determine definitively if this is the case, the Company has taken and is taking additional steps to address this practice. Client funds are no longer transferred to operating accounts for any reason (other than funds owed to the Company for its services to which it is contractually entitled).

  h.
  Fair Value of Financial Instruments

        Fair value of financial instruments is estimated using available market information and other valuation methodologies. Financial instruments include accounts receivable, note receivable from officer, mortgage and notes payable and capital lease obligations. The fair values of the Company's financial instruments are estimated to approximate the carrying value due to their relatively short-term nature and fluctuating interest rates with market rates.

  i.
  Restricted Cash

        Restricted Cash is primarily comprised of cash in clients' trust accounts and lease deposits. As a condition of the lease agreement dated May 21, 2003, the Company set aside $1,050,000 in a restricted account to collateralize the letters of credit used as deposits to the subsequent lease of the property (see Note 7).

  j.
  Goodwill

        Goodwill represents the excess of cost over the fair value of net assets acquired. The carrying value of goodwill is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated useful lives of goodwill.

        In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Upon adoption of SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life but is instead subject to periodic testing for impairment. The Company adopted this Statement and completed its initial impairment test for goodwill as of October 1, 2002. As a result of this assessment, the Company determined that one of its segments, HELP, was impaired and recorded an impairment charge of $1,576,328 in the quarter ended

December 31, 2002. The impairment has been reported as a cumulative effect of a change in accounting principle. In addition to the impairment, the impact of adopting SFAS No. 142 was to cease the amortization of goodwill, which would have amounted to $528,960 of amortization expense for the year ended September 30, 2003. Net loss for the year ended September 30, 2003, including amortization of goodwill, would have been $4,101,072 compared to $3,572,112.

        For the year ended September 30, 2004, the Company recognized a goodwill impairment expense of $625,500 related to the Physician Services segment.

  k.
  Loss Per Share

        The Company reports basic and diluted earnings (loss) per share (EPS) in accordance with SFAS No. 128. Basic EPS is computed by dividing losses available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS is computed by adding to the weighted average number of shares the dilutive effect of common stock equivalents, if any.

        For the years ended September 30, 2004 and 2003, the computations of basic and diluted EPS were as follows:

	Years Ended September 30,
	2004	2003
Loss from continuing operations before cumulative effect of change in accounting principle	$(2,034,380)	$(3,599,077)
Income from discontinued operations, net of taxes, including gain on sale of HELP of $1,253,767 in 2003	—	1,603,293
Cumulative effect of change in accounting principle	—	(1,576,328)

Net loss	$(2,034,380)	$(3,572,112)

Loss per share (basic and diluted):
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.10)	$(0.17)
Income from discontinued operations, net of taxes, including gain on sale of HELP of $1,253,767 in 2003	—	0.07
Cumulative effect of change in accounting principle	—	(0.07)

Net loss	$(0.10)	$(0.17)

Weighted average shares used in all calculations (basic and diluted)	21,526,909	21,526,909

        For the periods presented there were no reconciling items in computing the basic and diluted EPS calculations for either the numerator or the denominator.

        For the periods ended September 30, 2004 and 2003, the denominator in the diluted EPS computation was the same as the denominator for basic EPS due to the anti-dilutive effects of convertible preferred stock, warrants and stock options on the Company's net loss. As of September 30, 2004 and 2003, the Company had outstanding warrants, stock options and convertible preferred stock of 2,779,908 and 2,176,158, respectively, that were anti-dilutive and excluded from the computation of dilutive EPS. Additionally, the computation of diluted net income (loss) per share excludes the effect common stock issuable upon conversion of the Convertible Notes (Note 6) since their inclusion would also have had an anti-dilutive effect.

  l.
  Income Taxes

        The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

  m.
  Stock Option Plan

        As permitted under SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which amended SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to account for its stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Under APB 25, compensation expense is recognized over the vesting period based on the excess of the fair market value over the exercise price on the date of grant. It is the Company's policy to issue options at fair market value or at a 10 percent premium over fair market value if the individual is a 10 percent or more shareholder. Since the exercise price never exceeds fair market value, there is no compensation expense to be realized.

        In 1995, the Company adopted, and the shareholders approved, the 1995 Stock Option Plan (the Plan) which authorized 450,000 stock option grants to purchase the Company's common stock. In August 1998, the Board of Directors and Shareholders approved a 500,000-share increase to the Plan increasing the total number of shares reserved for issuance pursuant to the Plan to 950,000 shares. During fiscal year 2000, the Board of Directors and Shareholders approved increasing the total number of shares reserved for issuance pursuant to the Plan to 3,250,000 shares.

        The Plan provides for the grant by the Company, of options to purchase shares of the Company's common stock to its officers, directors, employees, consultants and advisors. The Plan provides that it is to be administered by a committee appointed by the Board of Directors (the Committee) all of whom are "disinterested" under 16b-3 of the Securities Exchange Act of 1934, as amended. The Committee has discretion, subject to the terms of the Plan, to select the persons entitled to receive options under the Plan, the terms and conditions on which options are granted, the exercise price, the time period for vesting such shares, the number of shares subject thereto, and whether such options shall qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, or "non-qualified stock options."

        The Company has granted 3,489,708 options under the Plan, of which 1,454,800 have been forfeited. These options are issued at fair market value or at a 10 percent premium over fair market value if the individual is a 10 percent or more shareholder. All options granted expire ten years from the date of grant. At September 30, 2004, there were 1,215,092 additional shares available for grant under the Plan.

        During fiscal year 2004, the Company granted 1,000,000 options to certain employees at an exercise price of $0.50 per share. No compensation expense was recorded.

        A summary of the status of the Plan at September 30, 2004 and 2003 and changes during the years then ended is presented in the table and narrative below:

	September 30, 2004		September 30, 2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,094,908	$0.65	1,386,658	$0.65
Granted	1,000,000	0.50	50,000	0.50
Exercised	—	—	—	—
Forfeited	(60,000)	0.29	(341,750)	0.52

Outstanding at end of year	2,034,908	$0.59	1,094,908	$0.65

Exercisable at end of year	2,034,908	$0.59	1,091,574	$0.65

Range of Exercise Price	Number of Shares Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price
$0.25—$1.03	1,766,308	7.0	$0.51
$2.75	268,600	2.0	$2.75

	2,034,908

        The fair value of each option grant is estimated on the date of grant using the Black Scholes Option Pricing Model with the following assumptions in 2004 and 2003: weighted average risk-free interest rate of 3.4 and 5.1 percent; a weighted average volatility of 93.5 and 354.9 percent; an expected life of 5 and 5 years respectively; and no expected dividend yield. Under the accounting provisions of SFAS Statement 123, the proforma impact to Net Loss and Earnings Per Share is as follows:

	2004	2003
Net Loss: As Reported	$(2,034,380)	$(3,572,112)
Less expense recorded in net loss	—	—
Plus pro forma compensation expense	(137)	(60,771)

Net Loss: Pro Forma	$(2,034,517)	$(3,632,883)

Basic EPS: As Reported	$(.10)	$(.17)
Pro Forma	$(.10)	$(.17)
Diluted EPS: As Reported	$(.10)	$(.17)
Pro Forma	$(.10)	$(.17)
  n.
  Rental Operations

        The Company leases a portion of its building to unrelated parties. Management allocates certain costs incurred to rental operations based on a ratio of square footage to the total square footage of the respective building. The results of rental operations for the years ended September 30, 2004 and 2003 are as follows:

	2004	2003
Rental income	$240,286	$188,998
Utilities and other	(138,379)	(150,933)

	$101,907	$38,065

  o.
  Recent Accounting Pronouncements

        The FASB has issued Interpretation No. (FIN) 46, "Consolidation of Variable Interest Entities"—an interpretation of Accounting Research Bulletin ("ARB") No. 51. This Interpretation defines a variable interest entity and provides that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity should be included in consolidated financial statements with those of the business enterprise. Furthermore, the FASB indicates that the voting interest approach of ARB No. 51 is not effective in identifying controlling financial interests in entities that are not controllable through voting interest or in which the equity investors do not bear the residual economic risk. This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. As a result of the issuance of FASB Staff Position FIN 46-6 "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities," FIN 46 applies at the end of the interim or annual period ending after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Management adopted this Interpretation effective the end of the three months ended December 31, 2003, which did not have a material effect upon the Company's consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement did not have a material impact on our financial condition or results from operations.

        In June 2002, the FASB approved for issuance SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement provides financial accounting and reporting guidance for costs associated with exit or disposal activities and nullifies EITF Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Previously issued financial statements should not be restated. The provisions of EITF Issue 94-3 continue to apply for an exit activity initiated under an exit plan that met the criteria in EITF Issue 94-3 before the Statement's initial application. The implementation of this standard did not have a material effect upon the Company's financial statements

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure", an amendment of FASB Statement No. 123. The disclosure requirements of Statement 123, "Accounting for Stock-Based Compensation", which apply to stock compensation plans of all companies, are amended to require certain disclosures about stock-based employee compensation plans in an entity's accounting policy note. Those disclosures include a tabular format of pro forma net income and, if applicable, earnings per share under the fair value method if the intrinsic value method is used in any period presented. Pro forma information in a tabular format is also required in the notes to interim financial information if the intrinsic value method is used in any period presented. Before amendment by SFAS No. 148, SFAS No. 123 required entities changing to the fair value method of accounting for stock-based employee compensation to account for the change in method prospectively. The Board decided to provide a choice among three transition methods (the prospective method originally required by SFAS 123, the modified prospective method, and the retroactive restatement method) for entities voluntarily adopting the fair value method in periods beginning before December 16, 2003. SFAS No. 123's original prospective transition method will not be available to entities changing to the fair value method in fiscal years beginning after December 15, 2003.

        The amendments to the disclosure and transition provisions of Statement 123 are effective for fiscal years ending after December 15, 2002. Calendar year-end entities are required to include the new disclosures in their 2002 financial statements. The disclosure requirement for interim financial information is effective for interim periods beginning after December 15, 2002. Management does not intend to transition to the fair value method of accounting for stock options and believes implementation of this standard will not have a material effect upon the Company's financial statements except to include the additional required disclosures.

        The FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,"—an interpretation of FASB Nos. 5, 57 and 107 and rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Implementation of these provisions of the Interpretation did not have a material impact on the Company's consolidated financial statements. The disclosure requirements of the Interpretation are effective for financial statements of interim or annual periods ended after December 15, 2002, and have been adopted in the accompanying consolidated financial statements as of September 30, 2002 (see Note 9 (d)).

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R) Share-Based Payment, which addresses the accounting for share-based payment transactions. SFAS No. 123(R) eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires instead that such transactions be accounted and recognized in the statement of income based on their fair value. SFAS No. 123(R) will be effective for public companies that file as small business issuers as of the first interim or annual reporting period that begins after December 15, 2005. SFAS No. 123(R) offers the Company alternative methods of adopting this standard. At the present time, the Company has not yet determined which alternative method it will use and the resulting impact on its financial position or results of operations.

  p.
  Reclassification

        Certain amounts in the accompanying 2003 consolidated financial statements have been reclassified to conform to the presentation used in 2004.

3.
Acquisition and Goodwill

        On August 14, 2000, Cypress Financial Services, Inc. completed the purchase of all of the outstanding stock of Orange County Professional Service, Inc. ("OCPS"). OCPS became a subsidiary of Cypress Financial Services, which changed its name to RevCare Inc. Concurrent with this acquisition, OCPS acquired substantially all of the assets of RBA Rem-Care, Inc., Insource Medical Solutions, LLC and Hospital Employee Labor Pool, affiliates of OCPS. This acquisition was accounted for using the purchase method of accounting. The Company paid approximately $11,000,000 in cash and issued notes payable for $3,675,000. The excess of the purchase price over the fair value of the net assets acquired of $10,773,940 was recorded as goodwill. The operations of OCPS have been included in the accompanying consolidated financial statements from the date of acquisition. In 2003, we wrote off goodwill by $2,130,887 due to the impairment identified in connection with the adoption of SFAS No. 142 and the disposition of the Hospital Employee Labor Pool segment of our business (see Notes 2 and 12). Also, in 2004, we recognized a goodwill impairment of $625,500 related to the Physician Services segment.

4.
Related Party Transactions

        In 1998, as part of Mr. Manny Occiano's original employment agreement, Mr. Occiano is eligible to participate in the management bonus pool to be established by the Board of Directors and is entitled, during 1999 only, to quarterly advances of $22,500 to be credited against the management bonus when earned. Mr. Occiano received four such advances in 1999 amounting to $90,000. This amount may be credited against future management bonuses when earned. There have not been any advances made since 1999. Mr. Occiano also received a loan of $100,000 to purchase 66,000 shares of common stock on the open market. The loan is secured by a pledge of the common stock acquired and other assets and is a full recourse obligation.

        In conjunction with the acquisition of OCPS, on August 14, 2000 the Company issued $3,675,000 of secured convertible promissory notes to shareholders and officers of OCPS, one of whom is still an employee of the Company. These notes have been paid and/or amended since that time. One of the notes bears interest at 8% per annum and is payable through February 2007. The remaining note bears interest at prime plus 4% per annum and is due in August 2005. The principal balance of these notes at September 30, 2004 was $1,885,038.

        On September 28, 2001, the Company entered into a revolving line of credit agreement with two officers of the Company. The agreement permits borrowings up to $350,000 at the bank reference rate plus one percent. The line of credit was unsecured and expired in June 2004. As of June 30, 2004, the Company had fully paid its borrowings on this line of credit.

        As of September 30, 2004, the total principal balance of the Company's borrowings from FBR Financial Services Partners, L.P. (FBR), was $2,878,439 under secured convertible notes payable agreements. The significant attributes of these notes include the following:

  •
  The maturity date is September 1, 2005 on notes totaling $2,722,325.

  •
  Interest rates on the notes is the prime rate charged by the Company's lender (4.75% at September 30, 2004) plus 4% per annum payable on the maturity date.

  •
  All or any portion of the unpaid principal balance and any accrued but unpaid interest outstanding under these Notes may be converted into fully paid and nonassessable shares of capital stock of the Company (the "Stock") concurrently upon or at any time following a Financing (as defined below) at the option of Holder. The Stock shall have all of the rights, preferences and privileges of the capital stock issued in the Financing. The number of shares of Stock into which these Notes are to be converted shall be determined by dividing said unpaid principal balance and all accrued but unpaid interest by the Conversion Price. The "Conversion Price" shall be determined at such time as the Company closes an equity financing of Stock or debt convertible into Stock with gross proceeds to the Company of least $500,000 (the "Financing"). The Conversion Price shall be the price per share at which the Stock is sold in the Financing or the price at which the debt converts into Stock.

        On February 19, 2004 and March 16, 2004 the Company entered into secured convertible notes payable agreements for $100,000 and $50,000, respectively, with FBR. The notes bear interest at the prime rate, defined as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks as recorded in the Wall Street Journal, (4.75% at September 30, 2004) plus four percent (4%), compounded quarterly. The principal and all accrued interest are due on November 1, 2005, the maturity date of the notes. All or any portion of the unpaid principal balance and any accrued but unpaid interest outstanding under this Note may be converted (the "Optional Conversion") at any time at the option of the Holder into fully paid and nonassessable shares of capital common stock of the Company (the "Stock"). The number of shares of Stock into which this Note is to be converted shall be determined by dividing said unpaid principal balance and all accrued but unpaid interest by the Conversion Price. The Conversion Price shall be calculated at the time of the Optional Conversion based on a Company valuation of 90% of 12 times the average prior 12 months monthly revenue prior to the Optional Conversion, the result will then be divided by the number of then outstanding shares on a fully converted basis.

        The total interest expense on related party notes for the years ended September 30, 2004 and 2003 is $382,501 and $437,355, respectively.

        The notes are secured by substantially all of the Company's assets, including the shares in the Company's subsidiary, Orange County Professional Services, Inc., pursuant to a security agreement.

5.
Property and Equipment

        Property and equipment consists of the following at September 30, 2004:

Land	$866,575
Building	1,540,577
Furniture, fixtures and equipment	2,586,367

4,993,519
Less—Accumulated depreciation	(2,422,478)

$2,571,041

        Depreciation expense for the years ended September 30, 2004 and 2003 totaled $361,308 and $433,581, respectively.

6.
Notes Payable and Lines of Credit

        On February 11, 2003, the Company entered into a secured line of credit, which provides borrowing up to $2,500,000 at the bank's reference rate of prime (the minimum amount this can be according to the terms of the agreement is 4.75% at September 30, 2004) plus 2.5 percent. The line automatically renews upon the one-year anniversary of the execution, and shall continue to renew each subsequent year, unless earlier termination by either party. The maximum amount we can borrow is contingent on and collateralized by qualified invoices, which will fluctuate from time to time depending on our business volume. The outstanding balance on this line of credit at September 30, 2004 was $276,284, which was the maximum amount available to the Company under this line at that time.

        In November 2003, the Company entered into a "Business Financing Modification Agreement" with Bridge bank whereby the Company borrowed $135,000. The amount borrowed increased to $225,000 in January 2004 and the capacity to borrow was increased to $625,000 in February 2004. The proceeds of the note were used for working capital. The agreement, which bears interest at prime as published in the Wall Street Journal Western edition (4.75% at September 30, 2004) plus 4.3%, required the Company to make 12 monthly principal and interest payments of $19,694 through February 2005. Under the Agreement, $625,000 is guaranteed by FBR. The cost to the Company for this guarantee is 8% of the total $625,000 or $50,000 due within 30 days of the end of the term of the note. The draws under these agreements amortize over twelve months. As of August 5, 2004, the Company signed a "Business Financing Modification Agreement" which allowed the Company to advance the remaining amount of the $625,000 and only make interest payment each month.

        On February 9, 2004 the Company entered into a secured convertible note payable agreement for $250,000 with the principal owner of Lighthouse (Lighthouse). The note bears interest at the prime rate, defined as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks as recorded in the Wall Street Journal, (4.75% at September 30, 2004) plus four percent (4%), compounded quarterly. The principal and all accrued interest are due on November 1, 2005, the maturity date of the note. All or any portion of the unpaid principal balance and any accrued but unpaid interest outstanding under this Note may be converted (the "Optional Conversion") at any time at the option of the Holder into fully paid and nonassessable shares of capital common stock of the Company (the "Stock"). The number of shares of Stock into which this Note is to be converted shall be determined by dividing said unpaid principal balance and all accrued but unpaid interest by the Conversion Price. The Conversion Price shall be calculated at the time of the Optional Conversion based on a Company valuation of 90% of 12 times the average prior 12 months monthly revenue prior to the Optional Conversion, the result will then be divided by the number of then outstanding shares on a fully converted basis.

        During 2004, the Company agreed with a couple of vendors to convert its outstanding accounts payable into unsecured notes payable. Under the terms of the agreements, the Company agreed to pay fixed monthly amortizations until the note is paid. One of the notes bears interest rate of 4.25% per annum and expires in May 2013. The other is a short-term note, which bears interest rate of 10% and expires in March 2005.

7.
Sale and Leaseback of Building

        The Company had a mortgage note payable to a bank of $2,886,894, collateralized by land and a building, due in monthly payments of $25,984, bearing interest at an interest rate based on the yield of the U.S. Five Year Treasury Swap Rate ("the Index") + 2.5 percent and no cap. Said rate will be fixed for five years and adjusted on the first business day of each five-year anniversary date of the promissory note dated December 19, 2000 through January 2021, at which time the entire principal balance becomes due and payable.

        On May 21, 2003, the Company's wholly owned subsidiary, Medical Control Services, Inc. (MCI), which held title to our corporate facility, completed the sale of the property to SCP Park Meadows, LLC (SCP). On that same date, the Company entered into a Lease Agreement dated May 21, 2003 with SCP (the "Lease"). The net proceeds from the sale of the property, after paying off the existing mortgage on the property and paying commissions and expenses and depositing $1,050,000 to a restricted account to collateralize the letters of credit used as rent deposits related to the subsequent lease of the property, equaled $1,352,361. The transaction was accounted for as a financing transaction with no gain or loss recorded and the proceeds recorded as a liability. The Lease provides, among other things, all of the following:

  •
  a twelve-year term, with two additional renewal options of five years each;

  •
  base rent of $53,937 per month for the first three years of the Lease, with annual adjustments thereafter based on an index, subject to minimum and maximum annual increases;

  •
  a tenant improvement allowance of $50,000;

  •
  the Company has responsibility for various costs, including those associated with maintaining, insuring, repairing and replacing items on the property;

  •
  security deposits in the form of two irrevocable letters of credits totaling $1,050,000, $400,000 of which is subject to release if we satisfy specified conditions no sooner than 12 months from the date of the transaction, May 21, 2004, the "Initial Release Date". As of September 30, 2004, the Company did not meet the specified conditions.

  •
  the Company has an option to repurchase the property between the third and fifth years of the Lease term at a purchase price equal to the amount determined by dividing the annual base rent that otherwise would have been payable for the 12 months following the closing of the repurchase of the property by 8.5%; and

  •
  the Company has an option to terminate the Lease between the third and fifth years of the Lease upon payment of a termination fee equal to 50% of the amount equal to the net present value of the aggregate base rent payments remaining through the Lease, using a discount rate of 8.5%.

        Accordingly, the future schedules maturities after September 2004, as disclosed below, reflect the amounts due under the Lease Agreement.

        Future scheduled maturities of the Lease Agreement at September 30, 2004 are as follows:

        Fiscal Years Ending September 30

2005	$647,244
2006	647,244
2007	647,244
2008	647,244
2009	647,244
Thereafter	3,667,716

$6,903,936
Less amounts representing interest	(1,574,428)

Present value of financing obligation	$5,329,508
Less current portion	(387,007)

Total	$4,942,501

8.
Capital Transactions

a.
Series A Convertible, Redeemable Preferred Stock

        On September 30, 1996, the Company converted the balance of notes issued in connection with the acquisition of Medical Control Services, Inc. ("MCSI") totaling $690,000 into 345,000 shares of the Company's Series A convertible, redeemable preferred stock. MCSI was acquired in 1995 by Cypress Financial Services, Inc. The preferred stock is convertible into shares of common stock at $1.50 per share at the option of the holders, subject to antidilution provisions. The Company has the right to redeem these preferred shares at $2.50 per share. The holders of the Company's Series A convertible, redeemable preferred shares are entitled to the same voting and dividend rights as the common shareholders. Such preferred shares have a liquidation preference at $2.00 per share over common shareholders.

  b.
  Common Stock

        On May 30, 2000, the Company sold 15,000,000 shares of its common stock to FBR Financial Services Partners, L.P. for $7,500,000 (FBR), representing 69.8 percent of the outstanding common stock of the Company on a fully diluted basis. Offering costs related to this transaction were $446,856.

        In August 2000, the Company forgave a $50,000 note receivable from a former officer in exchange for 33,000 shares of the Company's common stock.

  c.
  Warrants

        On February 12, 1999, the Company issued a warrant to Batchelder & Partners, Inc. to purchase up to 400,000 shares of the Company's common stock in connection with their agreement to act as the Company's non-exclusive financial advisor. This warrant is subject to specific exercise prices ranging from $1.75 to $4.75 with a weighted average exercise price of $3.06. Additionally, this warrant is subject to vesting provisions whereas 100,000 shares vested immediately and the balance vests if and when certain defined targets are achieved based upon the Company's enterprise value, as defined. The next 50,000 warrants vest upon an enterprise value of $17.29 million. The warrant is exercisable until November 13, 2005.

        The fair value of the warrant was estimated to be $415,000 on the date of grant using the Black Scholes pricing model with the following assumptions: weighted average risk-free interest rate of 4.5 percent; a weighted average volatility of 86.9 percent; an expected life of 6.75 years; and no expected dividend yield. This amount will be recognized in the income statement during the period the services are deemed to have been provided. During the year ended September 30, 1999, the Company recognized advisory fees of $100,000 relating to this warrant, no expense was recognized in subsequent years. Any remaining expense will be recognized in future periods if and when various conditions to vesting have been met.

        On August 5, 2004, the Company issued a warrant to Bridge Bank, National Association to purchase up to 100,000 shares of the Company's common stock in connection with their agreement to provide a credit facility (line of credit, see Note 6) to the Company. This warrant is subject to an exercise price of $.25 per share and expires on August 5, 2011. The warrant is exercisable in whole or in part and in 50,000 share increments, at any time on or before the expiration date.

        The fair value of the warrant was estimated to be $200 on the date of the grant using the Black Scholes pricing model with the following assumptions: weighted average risk-free interest rate of 4.5 percent; a weighted average volatility of 86.9 percent; an expected life of 5 years; and no expected dividend yield. The amount is not deemed material to the fair presentation of the Company's financial statements; hence, no expense was recorded during this fiscal year related to this warrant.

9.
Commitments and Contingencies

a.
Lessee—The Company leases certain office space and equipment under non-cancelable operating and capital leases that expire at various times through fiscal 2007. Future annual minimum lease payments, in the aggregate, under operating and capital leases at September 30, 2004 (excluding the lease of the building discussed in Note 7) are as follows:

Year Ending September 30	Operating	Capital
2005	$11,382	$111,508
2006	11,382	68,565
2007	1,897	32,800

Total minimum lease payments	$24,661	$212,873

Less—Amounts representing interest		35,768

Present value of capital lease obligations		177,105
Less—current portion		88,581

		$88,524

        Rent expense under all operating leases totaled $63,305 in 2004 and $64,859 in 2003.

  b.
  Lessor—As discussed in Note 2, the Company sub-leases a portion of its building to unrelated entities under operating leases which expire at various times through fiscal 2008. The Company leases to several tenants on a month-to-month basis. Future annual collections under non-cancelable operating leases as of September 30, 2004 are scheduled as follows:

Years Ending September 30,
2005	$239,932
2006	194,632
2007	114,047
2008	108,427

$657,038

  c.
  Employment Agreements

        Chief Executive Officer Manuel Occiano's employment contract expired in May 2003. At this time, the employment contract has not been renewed and Mr. Occiano's employment is considered to be at will.

        On August 29, 2003, Senior Vice President of Sales and Marketing Executive Robert Perez' employment contract was extended to September 1, 2005 as part of the restructuring and extension of the note payable to Mr. Perez. Also on the same date, as part of the terms of the Exchange Agreement with Russell and Suzette Mohrmann and their affiliate Hospital Employee Labor Pool (HELP), Russell Mohrmann's employment with the Company was terminated.

  d.
  Guarantees

        The Company indemnifies all directors and officers of the Company and any person who may have been identified by the Board of Directors. The Company is obligated, among other things, to indemnify the directors and officers of the Company against liabilities arising from their actions in their capacity as directors and executive officers. The obligation has no maximum and extends into perpetuity. The Company carries Directors and Officers (D&O) insurance of $1,000,000 for the benefit of such persons. Management expects such insurance would cover any costs that might be incurred under the indemnification agreements.

  e.
  Litigation

        The Company is involved, from time to time, in litigation that is incidental to its collection business. The Company regularly initiates legal proceedings as a plaintiff in connection with its routine collection activities. In management's opinion, none of these legal matters individually will have a material adverse effect on the Company's financial position or the results of its operations.

  f.
  Other

        As discussed in Note 2, the practice of transferring funds collected on behalf of certain California-based delinquent debt clients to operating accounts or delay in remitting funds might be deemed a breach of the Company's obligations. In July 2003, the Company reported that it has discontinued this practice and has taken steps to reduce the collections payable balance. The Company believes that a potential consequence of any such potential breach is that certain of our California-based delinquent debt collection clients may feel damaged and may request compensation. To the extent the Company is unable to reach an agreement with entities that request compensation, such entities may initiate legal efforts to pursue claims against the Company. In connection with the process to reduce the collections payable balance owed to certain of the Company's California-based delinquent debt collection clients, the Company, as previously reported in 2003, began contacting those clients and started paying this obligation including any related interest. In 2004, the Company has reached 459 of 720 of these former clients and paid amounts due to them including interest payments. As of September 30, 2004, we still have to notify and reimburse 261 clients for collections received on their behalf resulting from past practice. Accordingly, $1,080,416 is included in Collections Payable to Customers related to these former clients. This amount includes accrued interest of $83,079. We will continue to reimburse and pay interest on the amounts due to these former clients as funds are available. However, the Company cannot estimate at this time when all liabilities related to this matter can be paid in full.

        We have provided copies of our reports on Form 8-K filed on July 10, 2003 and August 15, 2003, respectively, to the Division of Enforcement of the Securities and Exchange Commission. Since that time, the SEC has notified the Company that it has begun an informal investigation involving the Company. We are cooperating with the SEC in this process. No provision has been included in the Financial Statements for the impact of an unfavorable outcome, if any, should occur.

10.
Income Taxes

        The benefits for income taxes for the years ended September 30, 2004 and 2003 are shown in the table below:

	2004	2003
Federal:
Current	$—	$—
Deferred	—	—
State:
Current	—	—
Deferred	—	—

Total tax benefit	$—	$—

        A reconciliation of the total tax benefit from the Federal statutory rate of 34 percent is as follows:

	2004	2003
Federal statutory tax rate	(34.0)%	(34.0)%
State income taxes, net of Federal income tax benefit	(5.8)	(8.6)
Other	6.0	6.0
Valuation Allowance	33.8	36.6

Actual tax benefit	—%	—%

        Because certain items of income and expense are not recognized in the same year in the Company's financial statements as in its Federal and California tax returns, deferred assets and liabilities are created. As of September 30, 2004, the accompanying consolidated balance sheet reflects no deferred tax assets. The net deferred tax assets as of September 30, 2004 are disclosed in the table below:

Deferred tax assets:
Allowance for doubtful accounts	$80,530
Vacation accrual	41,947
Deferred gain on sale of building	1,431,174
Net operating loss	3,216,447
Warrants	42,840
Other	42,460

Total deferred tax assets	4,855,398

Deferred tax liabilities:
Securitization	(626,283)
Other	(529)

Total deferred tax liabilities	(626,812)

Net deferred tax asset	4,228,586
Valuation allowance	(4,228,586)

Net deferred tax asset	$—

        As of September 30, 2004, the Company had approximately $6.6 million and $3.3 million of federal and state net operating loss carry forwards, respectively. The federal amount is available to offset future taxable income, which expire in various years through 2024. The state amount has been deferred by legislative action and will not be available for use for two years beginning with the fiscal year ending September 30, 2003.

11.   Reportable Business Segments

        The following disclosures are intended to present reportable segments consistent with how the chief operating decision maker organizes segments within the Company for making operating decisions and assessing performance. The chief operating decision maker does not use assets to make financial decisions separately within the segments. All assets are consolidated as a whole and are not identified by segments. Presently, the Company is segregated into three divisions, which are as follows:

Physician Services—

        This division provides receivable management services to physician service organizations. While the bulk of the services primarily relate to Practice Support services, this division has also provided consulting services relating to regulatory compliance as well as education and training of physicians with respect to applicable regulatory matters. Practice support services generally include coding, billings, collections and financial reporting of revenue transactions incurred by physician service organization clients. Fees generated from practice support services are either fixed fee arrangements or a percentage of the volume of revenues managed on behalf of the clients. Hourly or per-diem rates for Training and Consulting service fees are determined based on the nature of the engagement.

Recovery—

        This division provides pre-delinquent and delinquent collection services primarily for hospital organizations, financial institutions, and retail organizations. This division specializes on direct collections from patients or consumers. Clients pay the company a percentage of the amounts collected as fees for this service.

Reimbursement Solutions—

        This division specializes on auditing, re-billing, and follow-up collections of reimbursable costs due to hospital organizations from third party payors, which, include among others, Medicare, MediCal, HMO's, and health insurance organizations. Fees for these services vary from fixed fee arrangements, pre-determined hourly rates, to percentage of revenues generated on behalf of the clients.

        Below is a summary statement of operations for the twelve months ended September 30, 2004 and 2003. The accounting policies used in the disclosure of business segments are the same as those described in the summary of significant accounting policies. Certain assumptions are made concerning the allocations of costs between segments that may influence relative results, most notably, allocations of various types of technology, legal, recruiting and training costs. Management believes that the allocations utilized below are reasonable and consistent with the way it manages the business.

        The following table summarizes the results of our operating units for the twelve months ended September 30, 2004 and 2003:

  For the twelve months ended September 30, 2004:

	Recovery		Physician Services		Reimbursement Solutions		Total
Revenue	$5,224,211	100%	$1,133,022	100%	$1,702,151	100%	$8,059,384	100%

Direct Labor	1,448,713	28%	810,456	71%	788,645	46%	3,047,814	38%
Indirect Labor	581,136	11%	212,268	19%	218,095	13%	1,011,499	13%
Other Expenses	856,616	16%	248,447	22%	130,433	8%	1,235,496	15%

Total Expenses	2,886,465	55%	1,271,171	112%	1,137,173	67%	5,294,809	66%

	$2,337,746	45%	$(138,149)	-12%	$564,978	33%	$2,764,575	34%

Selling, general & administrative expenses							(2,995,067)	-37%
Goodwill impairment							(625,500)	-8%
Depreciation & amortization							(361,308)	-4%

Operating loss							$(1,217,300)	-15%

  For the twelve months ended September 30, 2003:

	Recovery		Physician Services		Reimbursement Solutions		Total
Revenue	$4,912,359	100%	$2,056,578	100%	$2,568,665	100%	$9,537,602	100%

Direct Labor	1,613,871	33%	1,472,256	72%	1,183,395	46%	4,269,522	45%
Indirect Labor	678,150	14%	453,331	22%	329,061	13%	1,460,542	15%
Other Expenses	1,080,189	22%	540,150	26%	98,750	4%	1,719,089	18%

Total Expenses	3,372,210	69%	2,465,737	120%	1,611,206	63%	7,449,153	78%

	$1,540,149	31%	$(409,159)	-20%	$957,459	37%	$2,088,449	22%

Selling, general & administrative expenses							(4,248,596)	-45%
Depreciation & amortization							(433,581)	-5%

Operating loss							$(2,593,728)	-27%

12.   Disposition of Business Segment

        On August 29, 2003, we entered into an Exchange Agreement with Russell and Suzette Mohrmann and their affiliate, Hospital Employee Labor Pool, a California corporation, or HELP, pursuant to which we transferred substantially all of the assets related to our administrative and back office temporary staffing division (the "Staffing Business"). Pursuant to the terms of the Exchange Agreement, HELP has acquired substantially all of the assets of the Staffing Business. This division specialized in providing temporary staffing to hospital organizations and physician service organizations. Temporary staffing provided to its clients included administrative, financial, as well as clinical and operational personnel.

        In connection with the disposition, the Company wrote off the remaining goodwill attributable to this segment of $554,559, de-recognized the $1.9 million amount payable to Mr. Mohrmann, and recognized a gain of $1,253,767. The results of operations attributable to the Staffing Business have been shown as discontinued operations for the year ended September 30, 2003 in the accompanying consolidated statements of operations.

        The following table summarizes the results of operations for the Temporary Staffing Division for the twelve months ended September 30, 2003:

  For the twelve months ended September 30, 2003:

Revenue	$2,040,654	100%

Direct Labor	1,510,251	74%
Indirect Labor	123,387	6%
Other Expenses	57,490	3%

Total Expenses	1,691,128	83%

Operating income (loss)	$349,526	17%

13.   Subsequent Events

        On December 1, 2004, we entered into an agreement with Administaff, Inc., under which we have outsourced the Human Resource related functions for all our employees for Southern California and Las Vegas.

        On December 29, 2004 the Company entered into secured convertible note payable agreement for $100,000 with FBR. The note bears interest at the prime rate, defined as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks as recorded in the Wall Street Journal, (4.75% at September 30, 2004) plus four percent (4%), compounded quarterly. The principal and all accrued interest are due on November 1, 2005, the maturity date of the notes. All or any portion of the unpaid principal balance and any accrued but unpaid interest outstanding under this Note may be converted (the "Optional Conversion") at any time at the option of the Holder into fully paid and nonassessable shares of capital common stock of the Company (the "Stock"). The number of shares of Stock into which this Note is to be converted shall be determined by dividing said unpaid principal balance and all accrued but unpaid interest by the Conversion Price. The Conversion Price shall be calculated at the time of the Optional Conversion based on a Company valuation of 90% of 12 times the average prior 12 months monthly revenue prior to the Optional Conversion, the result will then be divided by the number of then outstanding shares on a fully converted basis.

ANNEX E

Interim Unaudited Financial Information

REVCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2005
(UNAUDITED)

INDEX

FINANCIAL INFORMATION
Condensed Consolidated Balance Sheet as of March 31, 2005 (unaudited)
Condensed Consolidated Statements of Operations for the six - month periods ended March 31, 2005 and 2004 (unaudited)
Condensed Consolidated Statements of Operations for the three - month periods ended March 31, 2005 and 2004 (unaudited)
Condensed Consolidated Statements of Cash Flows for the six - month periods ended March 31, 2005 and 2004 (unaudited)
Notes to Condensed Consolidated Financial Statements (unaudited)

REVCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2005
(UNAUDITED)

ASSETS
Current assets:
Cash	$89,131
Restricted cash	1,279,707
Accounts receivable, net of allowance for doubtful accounts of $189,713	1,055,849
Prepaid expenses and other	347,584

Total current assets	2,772,271
Goodwill	6,865,293
Property and equipment, net	2,421,191
Note receivable from officer	100,000
Employee advances	90,000

Total assets	$12,248,755

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Bank overdraft	$3,976
Accounts payable	1,223,825
Accounts payable to a related party	49,042
Collections payable to customers	1,849,367
Accrued liabilities	1,317,743
Lines of credit	322,017
Notes payable	625,000
Current portion of notes payable to vendors	17,217
Current portion of capital lease obligations	94,891
Current portion of notes payable to related parties	4,656,487
Notes payable to Lighthouse	272,173
Current portion of financing obligation	396,881

Total current liabilities	10,828,619
Notes payable to vendors, less current portion	153,024
Capital lease obligations, less current portion	58,806
Notes payable to related parties, less current portion	280,616
Financing obligation, less current portion	4,741,561

Total liabilities	16,062,626

COMMITMENTS AND CONTINGENCIES (Note 10)
SHAREHOLDERS' EQUITY (DEFICIT):
Series A convertible, redeemable preferred stock, $0.001 par value, stated at $2 liquidation preference per share, 5,000,000 shares authorized; 345,000 shares issued and outstanding	690,000
Common stock, $0.001 par value; 55,000,000 shares authorized; 21,526,909 shares issued and outstanding	21,520
Paid-in capital	10,658,282
Accumulated deficit	(15,133,673)

(3,763,871)
Less common stock in treasury at cost, 33,000 shares	(50,000)

Total shareholders' equity (deficit)	(3,813,871)

$12,248,755

The accompanying notes are an integral part of this condensed consolidated financial statement.

REVCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED MARCH 31, 2005 AND 2004
(UNAUDITED)

	2005	2004
REVENUES
Service fees	$3,634,491	$3,815,524
Sale of portfolio receivables	50,431	—

	3,684,922	3,815,524

OPERATING EXPENSES:
Salaries, wages and related benefits	1,901,309	2,197,161
Other operating expenses	537,769	527,860
Selling, general and administrative	1,460,329	1,428,290
Depreciation and amortization	149,550	188,903

	4,048,957	4,342,214

OPERATING LOSS	(364,035)	(526,690)

OTHER INCOME (EXPENSE):
Interest expense, net	(453,426)	(466,127)
Rental operations, net	49,078	40,191

	(404,348)	(425,936)

LOSS BEFORE INCOME TAXES	(768,383)	(952,626)
INCOME TAX PROVISION	—	—

NET LOSS	$(768,383)	$(952,626)

BASIC AND DILUTED LOSS PER SHARE:	$(0.04)	$(0.04)

Weighted average shares used in all calculations (basic and diluted)	21,526,909	21,526,909

The accompanying notes are an integral part of these condensed consolidated financial statements.

REVCARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(UNAUDITED)

	2005	2004
REVENUES
Service fees	$2,009,277	$1,850,886
Sale of portfolio receivables	13,431	—

	2,022,708	1,850,886

OPERATING EXPENSES:
Salaries, wages and related benefits	993,513	1,056,238
Other operating expenses	245,552	288,582
Selling, general and administrative	680,214	766,893
Depreciation and amortization	66,143	92,396

	1,985,422	2,204,109

OPERATING INCOME (LOSS)	37,286	(353,223)

OTHER INCOME (EXPENSE):
Interest expense, net	(227,390)	(230,156)
Rental operations, net	1,962	18,556

	(225,428)	(211,600)

LOSS BEFORE INCOME TAXES	(188,142)	(564,823)
INCOME TAX PROVISION	—	—

NET LOSS	$(188,142)	$(564,823)

BASIC AND DILUTED LOSS PER SHARE:	$(0.01)	$(0.03)

Weighted average shares used in all calculations (basic and diluted)	21,526,909	21,526,909

The accompanying notes are an integral part of these condensed consolidated financial statements.

REVCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED MARCH 31, 2005 AND 2004
(UNAUDITED)

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(768,383)	$(952,626)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	149,550	188,903
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	(90,588)	543,863
Decrease (increase) in prepaid expenses and other	30,922	(47,604)
Increase in accounts payable	108,365	396,889
Increase in accounts payable to a related party	731	23,256
(Decrease) increase in collections payable to customers	(24,814)	61,904
Increase (decrease) in accrued liabilities	379,290	(103,419)

Net cash (used in) provided by operating activities	(214,927)	111,166

CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in restricted cash	52,951	5,891
Disposal (purchases) of property and equipment, net	300	(2,900)

Net cash provided by investing activities	53,251	2,991

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in balance of lines of credit	45,733	(355,953)
Proceeds from note payable from bank	—	300,000
Principal payments on notes payable to vendors	(16,697)	—
Principal payments on financing obligation	(191,066)	(181,677)
Increase in notes payable to Lighthouse	11,898	250,015
Proceeds from related party notes payable	257,049	150,000
Principal payments on notes payable from bank	—	(78,750)
Principal payments on related party notes payable	(83,423)	(150,000)
Principal payments on capital lease obligations	(23,408)	(47,835)
Decrease in bank overdraft	(14,087)	(2,876)

Net cash used in financing activities	(14,001)	(117,076)
NET DECREASE IN CASH	(175,677)	(2,919)
CASH, at beginning of period	264,808	125,737

CASH, at end of period	$89,131	$122,818

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCING ACTIVITIES:
Interest paid	$353,637	$234,182

Interest payable converted to debt	18,947	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

REVCARE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
(UNAUDITED)

        1.    Quarterly Information

        The accompanying condensed consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all disclosures that would be presented in the Annual Report on Form 10-KSB of RevCare, Inc., a Nevada corporation (together with its subsidiaries, the Company). These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements contained in the Company's 2004 Annual Report on Form 10-KSB.

        The information furnished reflects all adjustments (consisting only of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of consolidated financial position and consolidated results of operations for the interim periods. The operating results are not necessarily indicative of results to be expected for the year ending September 30, 2005.

        2.    Organization and Basis of Presentation

        RevCare, Inc. (formerly known as Cypress Financial Services, Inc.) provides accounts receivable management, administration, and debt collection services primarily to health care providers and consumer credit issuers.

        The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of obligations in the normal course of business. The Company generated net losses of $2,034,380 for fiscal year 2004 and $768,383 and $188,142 for the six months and quarter ended March 31, 2005, respectively. In addition, the Company had total shareholders' deficit of $3,813,871 and a working capital deficit of $8,056,348 at March 31, 2005. The working capital deficit includes $3,520,235 of principal and accumulated interest that the Company owes to its largest shareholder, FBR, which has provided funding to the Company in the past. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. The Company continues to initiate operational changes and seek financing transactions designed to meet the Company's liquidity requirements.

        Management believes that the recent losses are primarily attributable to a decrease in revenues from its service lines which exceeded significant decreases in operating costs. The Company has lost more clients than it gained in 2005. The Company's cash balances may be diminished during 2005 due to many factors, including the use of cash for operations, changes in working capital, capital expenditures, repayment of outstanding notes payable and related interest and other factors. The number of major receivable management contracts for the Company in 2005 is expected to be a little higher than 2004 and we expect this trend to continue. However, implementation and installation costs of new contracts will negatively impact the Company's cash balances. Despite these factors, the Company believes that available funds and cash flows expected to be generated by current operations will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for its operating segments for at least the next twelve months. However, the Company will not have sufficient cash to repay non-operating liabilities (primarily the Notes Payable and Financing Obligations) and credit facilities that will be due during the next twelve months.

        The Company will be required to consider other financing alternatives during the next twelve months or thereafter as a result of future business developments, including any acquisitions of business assets, any shortfall of cash flows generated by future operations in meeting the Company's ongoing cash requirements, or if the Company was unable to renew or replace the current credit facility after its expiration in February 2006. Such financing alternatives could include selling additional equity or debt securities, obtaining long or short-term credit facilities, or selling operating assets. No assurance can be given, however, that the Company could obtain such financing on terms favorable to the Company or at all. Any sale of additional common stock or convertible equity or debt securities would result in additional dilution to the Company's shareholders. As a component of the process of requesting any additional financing that may be required, management may approach FBR. However, there can be no assurance that such financing could be arranged on terms satisfactory to us or FBR, or at all.

        3.    Summary of Significant Accounting Policies

          a.    Principles of Consolidation

          The condensed consolidated financial statements include the accounts of RevCare, Inc. and its wholly owned subsidiaries. All significant inter-company accounts have been eliminated.

          b.    Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

          c.    Revenue Recognition

            i.    Service Fees

            The Company provides collection, auditing, billing and services for entities primarily in the healthcare industry for a fee. Revenue recognition varies between the business segments based upon the services provided.

            Revenues from the delinquent debt and insurance collection practices are based on a percentage of total collections per each contract. Such revenues are recognized upon receipt of cash from the third-party payers that the Company collects from on behalf of its client.

            Revenues from the auditing and billing divisions are based on respective contractual percentage of payments received by our clients. Customers, comprised mostly of insurance companies, generally make payments to our clients who then report such amounts to the Company. The Company recognizes revenues based on such payment reports.

            ii.    Sale of Portfolio Receivables and Securitized Residual Interest

            We previously purchased charged-off accounts receivable portfolios. Collections from these portfolios represented a portion of our revenues. Portions of these portfolios were also sold to provide additional revenues. We discontinued purchasing these portfolios in 1999 and subsequent to September 30, 2001, we sold our remaining portfolios and assets included in the Company's 1998 securitization. The terms of the sale included an immediate payment of $300,000 and a contingency payment of up to $350,000. As of March 31, 2005, the Company has received additional consideration of $174,565 from the buyer for collections received through March 31, 2005 that were subject to the contingency payment. The amount that was recognized as revenue on sale of portfolio receivables in the six and three-months ended March 31, 2005 was $50,431 and $13,431, respectively. Additional receipt of contingent payments will be dependent upon the success of the buyer in its collections; therefore, we are unable to predict the timing of any additional payments.

          d.    Accounts Receivable and Allowance for Doubtful Accounts

          Unbilled receivables primarily relate to the cost of services provided by our managed care unit upon its completion of the work as required by the respective contracts but has not been invoiced at the end of an accounting period. These amounts are subsequently classified as billed receivables when the respective invoices are sent to the clients.

          The Company maintains allowances for doubtful accounts for estimated losses resulting from our customer's inability to make required payments. Management reviews all accounts receivable on a monthly basis. Specific invoices over 60 days are discussed with clients. Based upon historical experience with individual clients, management assesses whether a specific reserve is required for each invoice or client balance.

          The Company has generally improved the size and quality of its clients, which has reduced the level of write-offs over the last six months and quarter ended March 31, 2005. The financial condition of a potential client is reviewed to determine credit worthiness. Should a potential client's credit worthiness come into question, the Company has two options; either reject the engagement or accept the client as a "Net" remit client. Under the "Net" remit option, the Company retains the portion of the collections that represent fees to the Company instead of remitting the entire amount collected and invoicing the client for the fees due.

          e.    Property and Equipment

          Furniture, fixtures and equipment are carried at cost and depreciated using both straight-line and accelerated methods over the estimated useful lives of the assets, which are generally 4 to 7 years. The building is being depreciated over a period of 39 years. Repairs and maintenance are charged to expense as incurred; replacements and improvements are capitalized.

          f.    Impairment of Long-Lived Assets

          The Company assesses the recoverability of its long-lived assets on an annual basis or whenever adverse events or changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such long-lived assets may not be sufficient to support the net book value of such assets. Such a triggering event could include a significant decrease in the market value of an asset, or a significant change in the extent or manner in which an asset is used or a significant physical change in an asset. If undiscounted cash flows are not sufficient to support the recorded assets, impairment is recognized to reduce the carrying value of the long-lived asset to the estimated fair value. Estimated fair value will be determined by discounting the future expected cash flows using a current discount rate in effect at the time of impairment. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain of the Company's long-lived assets are assessed.

          g.    Collections Payable to Customers

          The Company records liabilities for collections received on behalf of its customers as collections payable to customers. Amounts are segregated and held in separate accounts are shown as restricted cash in the accompanying condensed consolidated balance sheet.

          Commencing in September 2001, in some cases where California-based delinquent debt collection clients did not have the agreement with the Company which required the Company to maintain the funds collected on the clients' behalf in a separate account, the Company transferred funds from the client account to its general operating account. In addition, payments to such clients were withheld for 90 to 120 days, and sometimes longer. The Company has relied upon the repeal of previous California statutes requiring segregation of client funds by collection agencies when our client contract did not contain an express provision requiring segregation. In July 2003, the Company determined, despite the lack of clear authority, that the practice of transferring client funds to operating accounts or delay on remitting funds might be deemed a breach of our obligations. Since the Company is unable to determine definitively if this is the case, the Company has taken and is taking additional steps to address this practice. Client funds are no longer transferred to operating accounts for any reason (other than funds owed to the Company for its services to which it is contractually entitled).

          h.    Fair Value of Financial Instruments

          Fair values of financial instruments are estimated using available market information and other valuation methodologies. The fair values of the Company's financial instruments are estimated to approximate the related book value, unless otherwise indicated.

          i.    Restricted Cash

          Restricted cash is primarily comprised of cash in clients' trust accounts and lease deposits. As a condition of our lease agreement dated May 21, 2003, we set aside $1,050,000 in a restricted account to collateralize the letters of credit used as deposits to the subsequent lease of the property (see Note 7).

          j.    Goodwill

          Goodwill represents the excess of cost over the fair value of net assets acquired. The carrying value of goodwill is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated useful lives of goodwill.

          In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Upon adoption of SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life but is instead subject to periodic testing for impairment. The Company adopted this Statement and completed its initial impairment test for goodwill as of October 1, 2002. As a result of this assessment, the Company determined that one of its segments, HELP, was impaired and recorded an impairment charge of $1,576,328 in the quarter ended December 31, 2002. The impairment was reported as a cumulative effect of a change in accounting principle.

          For the year ended September 30, 2004, the Company recognized a goodwill impairment expense of $625,500 related to the Physician Services segment. There were no goodwill impairment recorded in the six months and quarter ended March 31, 2005.

          k.    Loss Per Share

          The Company reports basic and diluted earnings (loss) per share (EPS) in accordance with SFAS No. 128. Basic EPS is computed by dividing losses available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS is computed by adding to the weighted average number of shares the dilutive effect of common stock equivalents, if any.

          For the six and three months ended March 31, 2005 and 2004, the computations of basic and diluted EPS were as follows:

	Six months Ended March 31,
	2005	2004
Net loss	$(768,383)	$(952,626)

Net loss per share (basic and diluted)	$(0.04)	$(0.04)

Weighted average shares used in all calculations (basic and diluted)	21,526,909	21,526,909
	Three Months Ended March 31,
	2005	2004
Net loss	$(188,142)	$(564,823)

Net loss per share (basic and diluted)	$(0.01)	$(0.03)

Weighted average shares used in all calculations (basic and diluted)	21,526,909	21,526,909

          For the periods presented there were no reconciling items in computing the basic and diluted EPS calculations for either the numerator or the denominator.

          For the periods ended March 31, 2005 and 2004, the denominator in the diluted EPS computation was the same as the denominator for basic EPS due to the anti-dilutive effects of convertible preferred stock, warrants and stock options on the Company's net loss. As of March 31, 2005 and 2004, the Company had outstanding warrants, stock options and convertible preferred stock of 2,723,808 and 1,783,808 shares, respectively, that were anti-dilutive and excluded from the computation of dilutive EPS. Additionally, the computation of diluted net income per share excludes the effect of common stock issuable upon conversion of the Convertible Notes (Notes 5 and 6) since their inclusion would also have had an anti-dilutive effect.

          l.    Income Taxes

          The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

          m.    Stock Option Plan

          As permitted under SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which amended SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to account for its stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Under APB 25, compensation expense is recognized over the vesting period based on the excess of the fair market value over the exercise price on the date of grant. It is the Company's policy to issue options at fair market value or at a 10 percent premium over fair market value if the individual is a 10 percent or more shareholder. Since the exercise price meets or exceeds fair market value, there is no compensation expense to be realized.

          In 1995, the Company adopted, and the shareholders approved, the 1995 Stock Option Plan (the Plan) which authorized 450,000 stock option grants to purchase the Company's common stock. In August 1998, the Board of Directors and Shareholders approved a 500,000-share increase to the Plan increasing the total number of shares reserved for issuance pursuant to the Plan to 950,000 shares. During fiscal year 2000, the Board of Directors and Shareholders approved increasing the total number of shares reserved for issuance pursuant to the Plan to 3,250,000 shares.

          The Plan provides for the grant by the Company, of options to purchase shares of the Company's common stock to its officers, directors, employees, consultants and advisors. The Plan provides that it is to be administered by a committee appointed by the Board of Directors (the Committee) all of whom are "disinterested" under 16b-3 of the Securities Exchange Act of 1934, as amended. The Committee has discretion, subject to the terms of the Plan, to select the persons entitled to receive options under the Plan, the terms and conditions on which options are granted, the exercise price, the time period for vesting such shares, the number of shares subject thereto, and whether such options shall qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, or "non-qualified stock options."

          The Company has granted 3,489,708 options under the Plan, of which 1,510,900 have been forfeited. These options are issued at fair market value or at a 10 percent premium over fair market value if the individual is a 10 percent or more shareholder. All options granted expire ten years from the date of grant. At March 31, 2005, there were 1,271,192 additional shares available for grant under the Plan.

          During fiscal year 2004, the Company granted 1,000,000 options to certain employees at an exercise price of $0.50 per share. No compensation expense was recorded.

          The fair value of each option grant is estimated on the date of grant using the Black Scholes Option Pricing Model with the following assumptions in 2005 and 2004: weighted average risk-free interest rate of 3.4 and 5.1 percent; a weighted average volatility of 93.5 and 354.9 percent; an expected life of 5 and 5 years respectively; and no expected dividend yield. Under the accounting provisions of SFAS Statement 123, the proforma impact to Net Loss and Earnings Per Share is as follows:

	Six Months Ended March 31,		Three Months Ended March 31,
	2005	2004	2005	2004
Net Loss: As Reported	$(768,383)	$(952,626)	$(188,142)	$(564,823)
Less expense recorded in net loss	—	—	—	—
Plus pro forma compensation expense	(656)	—	(328)	—

Net Loss: Pro Forma	$(769,039)	$(952,626)	$(188,470)	$(564,823)

Basic EPS: As Reported	$(0.04)	$(0.04)	$(0.01)	$(0.03)
Pro Forma	$(0.04)	$(0.04)	$(0.01)	$(0.03)
Diluted EPS: As Reported	$(0.04)	$(0.04)	$(0.01)	$(0.03)
Pro Forma	$(0.04)	$(0.04)	$(0.01)	$(0.03)

          n.    Recent Accounting Pronouncements

          The FASB has issued Interpretation No. (FIN) 46, "Consolidation of Variable Interest Entities"—an interpretation of Accounting Research Bulletin ("ARB") No. 51. This Interpretation defines a variable interest entity and provides that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity should be included in consolidated financial statements with those of the business enterprise. Furthermore, the FASB indicates that the voting interest approach of ARB No. 51 is not effective in identifying controlling financial interests in entities that are not controllable through voting interest or in which the equity investors do not bear the residual economic risk. This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. As a result of the issuance of FASB Staff Position FIN 46-6 "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities," FIN 46 applies at the end of the interim or annual period ending after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Management adopted this Interpretation effective the end of the three months ended December 31, 2003, which did not have a material effect upon the Company's consolidated financial statements.

          In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R) Share-Based Payment, which addresses the accounting for share-based payment transactions. SFAS No. 123(R) eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires instead that such transactions be accounted and recognized in the statement of income based on their fair value. SFAS No. 123(R) will be effective for public companies that file as small business issuers as of the first interim or annual reporting period that begins after December 15, 2005. SFAS No. 123(R) offers the Company alternative methods of adopting this standard. At the present time, the Company has not yet determined which alternative method it will use and the resulting impact on its financial position or results of operations.

          o.    Reclassification

          Certain amounts in the accompanying fiscal 2004 condensed consolidated financial statements have been reclassified to conform to the fiscal 2005 presentation.

        4.    Property and Equipment

        Property and equipment consists of the following at March 31, 2005:

Land	$866,575
Building	1,540,577
Equipment and furnishings	1,109,003

3,516,155
Less—Accumulated depreciation	(1,094,964)

$2,421,191

        5.    Related Party Transactions

        In 1998, as part of Mr. Manny Occiano's original employment agreement, Mr. Occiano is eligible to participate in the management bonus pool to be established by the Board of Directors and is entitled, during 1999 only, to quarterly advances of $22,500 to be credited against the management bonus when earned. Mr. Occiano received four such advances in 1999 amounting to $90,000. This amount is to be credited against future management bonuses when earned. There have not been any advances made since 1999. Mr. Occiano also received a loan of $100,000 to purchase 66,000 shares of common stock on the open market. The loan is secured by a pledge of the common stock acquired.

        In conjunction with the acquisition of Orange County Professional Services, Inc. (OCPS) on August 14, 2000, the Company issued $3,675,000 of secured convertible promissory notes to shareholders and officers of OCPS, one of whom is still an employee of the Company as of March 31, 2005. These notes have been paid and/or amended since that time. The remaining notes bear interest at the prime rate of interest charged by the Company's lender per annum (5.75% at March 31, 2005)

plus 4% payable on September 1, 2005, the maturity date of the notes. The principal balance of these notes at March 31, 2005 was $1,780,412.

        On September 28, 2001, the Company entered into a revolving line of credit agreement with two officers of the Company. The agreement permits borrowings up to $350,000 at the bank reference (4.0% at June 30, 2004) rate plus one percent. The line of credit is unsecured and expired in June 2004. As of March 31, 2005, the Company had fully paid its borrowings on this line of credit.

        As of March 31, 2005, the total principal balance of the Company's borrowings from FBR Financial Services Partners, L.P. (FBR), was $3,135,487 under secured convertible notes payable agreements. The significant attributes of these notes include the following:

  •
  The maturity date is September 1, 2005 on notes totaling $2,722,325.

  •
  Interest rates on the notes is the prime rate charged by the Company's lender (5.75% at March 31, 2005) plus 4% per annum payable on the maturity date.

  •
  All or any portion of the unpaid principal balance and any accrued but unpaid interest outstanding under these Notes may be converted into fully paid and nonassessable shares of capital stock of the Company (the "Stock") concurrently upon or at any time following a Financing (as defined below) at the option of Holder. The Stock shall have all of the rights, preferences and privileges of the capital stock issued in the Financing. The number of shares of Stock into which these Notes are to be converted shall be determined by dividing said unpaid principal balance and all accrued but unpaid interest by the Conversion Price. The "Conversion Price" shall be determined at such time as the Company closes an equity financing of Stock or debt convertible into Stock with gross proceeds to the Company of least $500,000 (the "Financing"). The Conversion Price shall be the price per share at which the Stock is sold in the Financing or the price at which the debt converts into Stock.

        On February 19, March 16, and December 29, 2004, and January 27, 2005, the Company entered into secured convertible notes payable agreements for $100,000, $50,000, $100,000 and $150,000, respectively, with FBR. The notes bear interest at the prime rate, defined as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks as recorded in the Wall Street Journal, (5.75% at March 31, 2005) plus four percent (4%), compounded quarterly. The principal and all accrued interest are due on November 1, 2005, the maturity date of the notes. All or any portion of the unpaid principal balance and any accrued but unpaid interest outstanding under this Note may be converted (the "Optional Conversion") at any time at the option of the Holder into fully paid and nonassessable shares of capital common stock of the Company (the "Stock"). The number of shares of Stock into which this Note is to be converted shall be determined by dividing said unpaid principal balance and all accrued but unpaid interest by the Conversion Price. The Conversion Price shall be calculated at the time of the Optional Conversion based on a Company valuation of 90% of 12 times the average prior 12 months monthly revenue prior to the Optional Conversion, the result will then be divided by the number of then outstanding shares on a fully converted basis.

        The total interest expense on related party notes for the six-month period and quarter ended March 31, 2005 is $227,085 and $108,075, respectively.

        The notes are secured by substantially all of the Company's assets, including the shares in the Company's subsidiary, Orange County Professional Services, Inc., pursuant to a security agreement.

        6.    Notes Payable and Lines of Credit

        On February 11, 2003, the Company entered into a secured line of credit, which provides borrowing up to $2,500,000 at the bank's reference rate of prime (the minimum amount this can be according to the terms of the agreement is 4.25% at March 31, 2004) plus 2.5 percent. The line automatically renews upon the one-year anniversary of the execution, and shall continue to renew each subsequent year, unless earlier termination by either parties. The maximum amount we can borrow is contingent on and collateralized by qualified invoices, which will fluctuate from time to time depending on our business volume. The outstanding balance on this line of credit at March 31, 2005 was $322,017, which was the maximum amount available to the Company under this line at that time.

        In November 2003, the Company entered into a "Business Financing Modification Agreement" with Bridge bank whereby the Company borrowed $135,000. The amount borrowed increased to $225,000 in January 2004 and the capacity to borrow was increased to $625,000 in February 2004. The proceeds of the note were used for working capital. The agreement, which bears interest at prime as published in the Wall Street Journal Western edition (5.75% at March 31, 2005) plus 4.3%, required the Company to make 12 monthly principal and interest payments of $19,694 through February 2005. Under the Agreement, $625,000 is guaranteed by FBR. The cost to the Company for this guarantee is 8% of the total $625,000 or $50,000 due within 30 days of the end of the term of the note. The draws under these agreements amortize over twelve months. As of August 5, 2004, the Company signed a "Business Financing Modification Agreement" which allows the Company to advance the remaining balance of the $625,000 and only make interest payment each month. The note is due on August 5, 2005.

        On February 9, 2004 the Company entered into a secured convertible note payable agreement for $250,000 with the principal owner of Lighthouse. The note bears interest at the prime rate, defined as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks as recorded in the Wall Street Journal, (5.75% at March 31, 2005) plus four percent (4%), compounded quarterly. The principal and all accrued interest are due on November 1, 2005, the maturity date of the note. All or any portion of the unpaid principal balance and any accrued but unpaid interest outstanding under this Note may be converted (the "Optional Conversion") at any time at the option of the Holder into fully paid and nonassessable shares of capital common stock of the Company (the "Stock"). The number of shares of Stock into which this Note is to be converted shall be determined by dividing said unpaid principal balance and all accrued but unpaid interest by the Conversion Price. The Conversion Price shall be calculated at the time of the Optional Conversion based on a Company valuation of 90% of 12 times the average prior 12 months monthly revenue prior to the Optional Conversion, the result will then be divided by the number of then outstanding shares on a fully converted basis.

        7.    Sale and Leaseback of Building

        On May 21, 2003, the Company's wholly owned subsidiary, Medical Control Services, Inc. (MCI), which held title to our corporate facility completed the sale of the property to SCP Park Meadows, LLC (SCP). On that same date, the Company entered into a Lease Agreement dated May 21, 2003 with SCP (the "Lease"). The net proceeds from the sale of the property, after paying off the existing mortgage on the property and paying commissions and expenses and depositing $1,050,000 to a restricted account to collateralize the letters of credit used as rent deposits related to the subsequent lease of the property, equaled $1,352,361. The transaction was accounted for as a financing transaction with no gain or loss recorded and the proceeds recorded as a liability. The Lease provides, among other things, all of the following:

  •
  a twelve-year term, with two additional renewal options of five years each;

  •
  base rent of $53,937 per month for the first three years of the Lease, with annual adjustments thereafter based on an index, subject to minimum and maximum annual increases;

  •
  a tenant improvement allowance of $50,000;

  •
  the Company has responsibility for various costs, including those associated with maintaining, insuring, repairing and replacing items on the property;

  •
  security deposits in the form of two irrevocable letters of credits totaling $1,050,000, $400,000 of which is subject to release if we satisfy specified conditions no sooner than 12 months from the date of the transaction, May 21, 2004, the "Initial Release Date". As of March 31, 2005, the Company did not meet the specified conditions.

  •
  the Company has an option to repurchase the property between the third and fifth years of the Lease term at a purchase price equal to the amount determined by dividing the annual base rent that otherwise would have been payable for the 12 months following the closing of the repurchase of the property by 8.5%; and;

  •
  the Company has an option to terminate the Lease between the third and fifth years of the Lease upon payment of a termination fee equal to 50% of the amount equal to the net present value of the aggregate base rent payments remaining through the Lease, using a discount rate of 8.5%.

        8.    Income Taxes

        Income tax expense for the periods presented is based on the estimated effective tax rate to be incurred for the year. Because certain items of income and expense are not recognized in the same year in the consolidated financial statements of the Company as in its Federal and California tax returns, deferred assets and liabilities are created. Due to the uncertainty of the Company's ability to realize its deferred tax assets, a valuation allowance for the full amount of net deferred tax assets has been recorded at March 31, 2005.

        9.    Reportable Business Segments

        The following disclosures are intended to present reportable segments consistent with how the chief operating decision maker organizes segments within the Company for making operating decisions and assessing performance. The chief operating decision maker does not use assets to make financial decisions separately within the segments. All assets are consolidated as a whole and are not identified by segments. Presently, the Company is segregated into three divisions, which are as follows:

        Physician Services—

        This division provides receivable management services to physician service organizations. While the bulk of the services primarily relate to practice support services, this division has also provided consulting services relating to regulatory compliance as well as education and training of physicians with respect to applicable regulatory matters. Practice support services generally include coding, billings, collections and financial reporting of revenue transactions incurred by physician service organization clients. Fees generated from practice support services are either fixed fee arrangements or a percentage of the volume of revenues managed on behalf of the clients. Hourly or per-diem rates for training and consulting service fees are determined based on the nature of the engagement.

        Recovery—

        This division provides pre-delinquent and delinquent collection services primarily for hospital organizations, financial institutions, and retail organizations. This division specializes in direct collections from patients or consumers. Clients pay the Company a percentage of the amounts collected as fees for this service.

        Reimbursement Solutions—

        This division specializes in auditing, re-billing, and follow-up collections of reimbursable costs due to hospital organizations from third party payors, which, include among others, Medicare, MediCal, HMO's, and health insurance organizations. Fees for these services vary from fixed fee arrangements, pre-determined hourly rates, to percentage of revenues generated on behalf of the clients.

        Below is a summary of the operating information by segment for the six and three months ended March 31, 2005 and 2004, respectively. The accounting policies used in the disclosure of business segments are the same as those described in the summary of significant accounting policies. Certain assumptions are made concerning the allocations of costs between segments that may influence relative results, most notably, allocations of various types of technology, legal, recruiting and training costs. Management believes that the allocations utilized below are reasonable and consistent with the way it manages the business.

        The following table summarizes the results of our reportable segments for the six months ended March 31, 2005 and 2004:

For the six months ended March 31, 2005:

	Recovery		Physician Services		Reimbursement Solutions		Total
Revenue	$2,217,763	100%	$417,257	100%	$1,049,902	100%	$3,684,922	100%

Direct Labor	682,827	31%	281,991	68%	505,967	48%	1,470,785	40%
Indirect Labor	248,698	11%	113,400	27%	68,426	7%	430,524	12%
Other Expenses	308,599	14%	119,453	28%	109,717	10%	537,769	14%

Total Expenses	1,240,124	56%	514,844	123%	684,110	65%	2,439,078	66%

	$977,639	44%	$(97,587)	-23%	$365,792	35%	$1,245,844	34%

Selling, general & administrative expenses							(1,460,329)	-40%
Depreciation & amortization							(149,550)	-4%

Operating loss							$(364,035)	-10%

For the six months ended March 31, 2004:

	Recovery		Physician Services		Reimbursement Solutions		Total
Revenue	$2,401,591	100%	$625,107	100%	$788,826	100%	$3,815,524	100%

Direct Labor	749,164	31%	467,321	74%	419,120	53%	1,635,605	43%
Indirect Labor	290,768	12%	135,819	22%	134,969	17%	561,556	15%
Other Expenses	350,625	15%	136,458	22%	40,777	5%	527,860	13%

Total Expenses	1,390,557	58%	739,598	118%	594,866	75%	2,725,021	71%

	$1,011,034	42%	$(114,491)	-18%	$193,960	25%	$1,090,503	29%

Selling, general & administrative expenses							(1,428,290)	-37%
Depreciation & amortization							(188,903)	-5%

Operating loss							$(526,690)	-13%

        The following table summarizes the results of our reportable segments for the quarters ended March 31, 2005 and 2003:

For the three months ended March 31, 2005:

	Recovery		Physician Services		Reimbursement Solutions		Total
Revenue	$1,101,762	100%	$199,569	100%	$721,377	100%	$2,022,708	100%

Direct Labor	356,436	32%	131,644	66%	317,301	44%	805,381	40%
Indirect Labor	105,750	10%	63,231	32%	19,151	2%	188,132	9%
Other Expenses	147,132	13%	58,603	29%	39,817	6%	245,552	12%

Total Expenses	609,318	55%	253,478	127%	376,269	52%	1,239,065	61%

	$492,444	45%	$(53,909)	-27%	$345,108	48%	$783,643	39%

Selling, general & administrative expenses							(680,214)	-34%
Depreciation & amortization							(66,143)	-3%

Operating income							$37,286	2%

For the three months ended March 31, 2004:

	Recovery		Physician Services		Reimbursement Solutions		Total
Revenue	$1,234,576	100%	$281,734	100%	$334,576	100%	$1,850,886	100%

Direct Labor	392,739	32%	206,910	73%	199,237	59%	798,886	43%
Indirect Labor	145,683	12%	49,324	18%	62,345	19%	257,352	14%
Other Expenses	193,068	15%	69,649	25%	25,865	8%	288,582	16%

Total Expenses	731,490	59%	325,883	116%	287,447	86%	1,344,820	73%

	$503,086	41%	$(44,149)	-16%	$47,129	14%	$506,066	27%

Selling, general & administrative expenses							(766,893)	-41%
Depreciation & amortization							(92,396)	-5%

Operating loss							$(353,223)	-19%

        10.    Commitments and Contingencies

    a.
    Lessee—The Company leases certain office space and equipment under non-cancelable operating and capital leases that expire at various times through fiscal 2015.

    b.
    Lessor—The Company sub-leases a portion of its building to unrelated entities under operating leases which expire at various times through fiscal 2005. The Company leases to several tenants on a month-to-month basis.

    c.
    Employment Agreements—The Company has an employment agreement with its Senior Vice President—Sales which expires on September 1, 2005 (Note 11).

    d.
    Guarantees—The Company indemnifies all directors and officers of the Company and any person who may have been identified by the Board of Directors. The Company is obligated, among other things, to indemnify the directors and officers of the Company against liabilities arising from their actions in their capacity as directors and officers. The obligation has no maximum and extends into perpetuity. The Company carries Directors and Officers (D&O) insurance of $1,000,000 for the benefit of such persons. Management expects such insurance would cover any costs that might be incurred under the indemnification agreements.

    e.
    Litigation—The Company is involved, from time to time, in litigation that is incidental to its collection business. The Company regularly initiates legal proceedings as a plaintiff in connection with its routine collection activities. In management's opinion, none of these legal matters individually will have a material adverse effect on the Company's financial position or the results of its operations.

    f.
    Other—As discussed in Note 3, the practice of transferring funds collected on behalf of certain California-based delinquent debt clients to operating accounts or delay in remitting funds might be deemed a breach of the Company's obligations. In July 2003, the Company reported that it has discontinued this practice and has taken steps to reduce the collections payable balance. The Company believes that a potential consequence of any such potential breach is that certain of our California-based delinquent debt collection clients may feel damaged and may request compensation. To the extent the Company is unable to reach an agreement with entities that request compensation, such entities may initiate legal efforts to pursue claims against the Company. In connection with the process to reduce the collections payable balance owed to certain of the Company's California-based delinquent debt collection clients, the Company, as previously reported in 2003, began contacting those clients and started paying this obligation including any related interest. As of March 31, 2005, the Company has reached 568 of 720 of these former clients and paid amounts due to them including interest payments. As of March 31, 2005, we still have to notify and reimburse 196 clients for collections received on their behalf resulting from past practice. Accordingly, $1,059,081 is included in Collections Payable to Customers related to these former clients. This amount includes accrued interest of $99,030. We will continue to reimburse and pay interest on the amounts due to these former clients as funds are available. However, the Company cannot estimate at this time when all liabilities related to this matter can be paid in full.

      We have provided copies of our reports on Form 8-K filed on July 10, 2003 and August 15, 2003, respectively, to the Division of Enforcement of the Securities and Exchange Commission. Shortly thereafter, the SEC has notified the Company that it has begun an informal investigation involving the Company. The Company has cooperated with the SEC in this process, but has not heard from them since as to the status of the investigation. No provision has been included in the condensed consolidated financial statements for the impact of an unfavorable outcome, if any, should occur.

        11.    Subsequent Events

        On April 15, 2005, the Company received the proceeds of a secured convertible demand note payable amounting to $400,000 entered into on April 08, 2005 with FBR. The note payable bears interest at the prime rate, defined as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks as recorded in the Wall Street Journal, (5.75% at March 31, 2005) plus four percent (4%), compounded quarterly. The principal and all accrued interest are due and payable five business days after the date declared due and payable in writing by the Holder or upon the occurrence of an Event of Default as defined like bankruptcy, incurrence of indebtedness as defined, or sale, merger or similar transaction of all or substantially all of the Company's assets. All or any portion of the unpaid principal balance and any accrued but unpaid interest outstanding under this Note may be converted (the "Optional Conversion") at any time at the option of the Holder into fully paid and nonassessable shares of capital common stock of the Company (the "Stock"). The number of shares of

Stock into which this Note is to be converted shall be determined by dividing said unpaid principal balance and all accrued but unpaid interest by the Conversion Price. The Conversion Price shall be calculated at the time of the Optional Conversion based on a Company valuation of 90% of 12 times the average prior 12 months monthly revenue prior to the Optional Conversion, the result will then be divided by the number of then outstanding shares on a fully converted basis.

        On April 29, 2005, RevCare, Inc. and two of its wholly owned subsidiaries, Orange County Professional Services, Inc. and Impact Seminars & Consulting, Inc., entered into an Exchange Agreement with Robert Perez, Barbara Perez and Impact Professional Services, LLC (collectively, the "Perez's") by which RevCare and its subsidiaries sold certain assets relating to operations in Hawaii and in exchange the Perez's agreement to reduce the amount of debt owed by RevCare by $435,000 under an Amended and Restated Secured Convertible Promissory Note dated August 29, 2003 held by Robert Perez. In addition to the Exchange Agreement, RevCare and its subsidiaries also entered into a Modification Agreement with respect to the aforementioned Note to effectuate the debt reduction, a one year Non-Competition Agreement not to compete for business with the Perez's in Hawaii, and a one year Non-Solicitation Agreement by which the Perez's will not solicit any customers of RevCare. Upon the effectiveness of the transfer, our employment relationship with all of the employees of the Hawaii operation, including Mr. Robert Perez, was terminated.

ANNEX F

TEXT OF NEVADA STATUTORY PROVISIONS GOVERNING RIGHTS OF DISSENTING STOCKHOLDERS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation.

NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

        1.     Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

        2.     Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

        1.     Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

        (a)   Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

          (1)   If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

          (2)   If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

        (b)   Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

        (c)   Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

        2.     A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

        1.     There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

        (a)   The articles of incorporation of the corporation issuing the shares provide otherwise; or

        (b)   The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

          (1)   Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

            (I)   The surviving or acquiring entity; or

            (II)  Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

          (2)   A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

        2.     There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

        1.     A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

        2.     A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

        (a)   He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

        (b)   He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

        (Added to NRS by 1995, 2089)

NRS 92A.410 Notification of stockholders regarding right of dissent.

        1.     If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

        2.     If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

NRS 92A.420 Prerequisites to demand for payment for shares.

        1.     If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

        (a)   Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (b)   Must not vote his shares in favor of the proposed action.

        2.     A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

        1.     If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

        2.     The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

        (a)   State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

        (b)   Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

        (c)   Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

        (d)   Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

        (e)   Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

        1.     A stockholder to whom a dissenter's notice is sent must:

        (a)   Demand payment;

        (b)   Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

        (c)   Deposit his certificates, if any, in accordance with the terms of the notice.

        2.     The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

        3.     The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

        1.     The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

        2.     The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

NRS 92A.460 Payment for shares: General requirements.

        1.     Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

        (a)   Of the county where the corporation's registered office is located; or

        (b)   At the election of any dissenter residing or having its registered office in this State, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

        2.     The payment must be accompanied by:

        (a)   The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

        (b)   A statement of the subject corporation's estimate of the fair value of the shares;

        (c)   An explanation of how the interest was calculated;

        (d)   A statement of the dissenter's rights to demand payment under NRS 92A.480; and

        (e)   A copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.

        1.     A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

        2.     To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

        1.     A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

        2.     A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

        1.     If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        2.     A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the State, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

        3.     The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        4.     The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        5.     Each dissenter who is made a party to the proceeding is entitled to a judgment:

        (a)   For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

        (b)   For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

        1.     The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

        2.     The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

        (a)   Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

        (b)   Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

        3.     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

        4.     In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

        5.     This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

Exhibit Index

Exhibit Number	Description
8.1	Opinion of Latham & Watkins LLP regarding certain U.S. income tax aspects of the Amendment and the Reverse Stock Split*
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Latham & Watkins LLP (included in Exhibit 8.1)*
23.3	Consent of Kaulkin Ginsberg Company
99.1	Calculation of Ratio of Earnings to Fixed Charges for the Periods Therein Indicated

* To be filed by Amendment

QuickLinks

SUMMARY OF THIS INFORMATION STATEMENT
FORWARD-LOOKING STATEMENTS
SPECIAL FACTORS
Estimated Future Annual Savings to be Realized if the Company Goes Private
INTERESTS OF OUR AFFILIATES
BACKGROUND OF THE REVERSE STOCK SPLIT
FAIRNESS OF THE REVERSE STOCK SPLIT TO OUR UNAFFILIATED STOCKHOLDERS
Fiscal 2005 Budgeted Forecast Provided to Kaulkin Ginsberg
EFFECTS OF THE REVERSE STOCK SPLIT
DESCRIPTION OF THE REVERSE STOCK SPLIT
FINANCING OF THE REVERSE STOCK SPLIT
COSTS OF THE REVERSE STOCK SPLIT
CONDUCT OF THE COMPANY'S BUSINESS AFTER THE REVERSE STOCK SPLIT
RECOMMENDATION OF THE BOARD WITH RESPECT TO THE AMENDMENT AND THE REVERSE STOCK SPLIT
SUMMARY FINANCIAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
TRADING MARKET AND PRICE OF OUR COMMON STOCK AND DIVIDEND POLICY
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
AVAILABLE INFORMATION
ANNEX A
FORM OF CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT
ANNEX B
OPINION OF KAULKIN GINSBERG COMPANY
ANNEX C INTENT TO EXERCISE APPRAISAL RIGHTS
ANNEX D
Report of Independent Registered Public Accounting Firm
REVCARE, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ANNEX E
INDEX
REVCARE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET March 31, 2005 (UNAUDITED)
REVCARE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED MARCH 31, 2005 AND 2004 (UNAUDITED)
REVCARE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 (UNAUDITED)
REVCARE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED MARCH 31, 2005 AND 2004 (UNAUDITED)
REVCARE, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2005 (UNAUDITED)
ANNEX F TEXT OF NEVADA STATUTORY PROVISIONS GOVERNING RIGHTS OF DISSENTING STOCKHOLDERS
Exhibit Index